SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.




                                   FORM U5S




                                 ANNUAL REPORT

                     For the Year Ended December 31, 2000




                             Filed pursuant to the
                 Public Utility Holding Company Act of 1935 by


                          Alliant Energy Corporation

                          222 West Washington Avenue
                           Madison, Wisconsin 53703

      (Name and address of each registered holding company in the system)
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                                                       CONTENTS

   Item                                                                                                    Page
   ----                                                                                                    ----

    1.      System Companies and Investments Therein as of December 31, 2000                                 3

    2.      Acquisitions or Sales of Utility Assets                                                          9

    3.      Issue, Sale, Pledge, Guarantee or Assumption of System Securities                                9

    4.      Acquisition, Redemption or Retirement of System Securities                                      14

    5.      Investments in Securities of Nonsystem Companies as of December 31, 2000                        16

    6.      Officers and Directors as of December 31, 2000                                                  17

            Part I.  Name, Principal Business Address and Positions Held as of December 31, 2000            17

            Part II.  Financial Connections as of December 31, 2000                                         30

            Part III.  Compensation and Other Related Information                                           31

    7.      Contributions and Public Relations                                                              32

    8.      Service, Sales and Construction Contracts                                                       33

            Part I.  Intercompany Sales and Service                                                         33

            Part II.  Contracts to Purchase Services or Goods Between any System Company                    33
                            and any Affiliate

            Part III.  Employment of any Person by any System Company for the Performance                   33
                            on a Continuing Basis of Management Services

    9.      Wholesale Generators and Foreign Utility Companies                                              34

   10.      Financial Statements and Exhibits                                                               40

            Consolidating Financial Statements and Notes                                                    40

            Exhibits                                                                                        40

            Signature                                                                                       43

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                                       2
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ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000

                                                                                                                 % of   Issuer/Owner
                                                                                             Number of Common   Voting    Book Value
                                                                                               Shares Owned by   Power/      (in
                                     Name of Company                                           Direct Owner    Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------

Alliant Energy Corporation (Alliant Energy)

    IES Utilities Inc. (IESU)                                                                      13,370,788      100%    $580,280
       EnviroGas L.P.                                                                                     (*)       50%       (141)

    Wisconsin Power and Light Company (WP&L)                                                       13,236,601      100%     662,593
       South Beloit Water, Gas & Electric Company (South Beloit)                                       24,400      100%      36,968
       Wisconsin River Power Company                                                                   31,000       33%       9,360
           Lakes Development Corporation                                                                1,000       33%         125
       Wisconsin Valley Improvement Company                                                            18,612       12%       1,793
       WPL Transco LLC (****)                                                                             100      100%     185,869
           American Transmission Company, LLC (ATC LLC) (****)                                            (*)       26%          --
       ATC Management Inc. (****)                                                                       2,432       26%           3

    Interstate Power Company (IPC)                                                                  9,777,432      100%     228,969

    Alliant Energy Corporate Services, Inc. (Corporate Services)                                          100      100%          --

    Alliant Energy Nuclear, L.L.C.                                                                        (*)      100%       1,714
       Nuclear Management Company, L.L.C.                                                                 (*)       25%       6,855

    Cargill-Alliant, L.L.C. (Cargill-Alliant)                                                             (*)       50%      41,048

    Alliant Energy Resources, Inc. (Resources)                                                            100      100%     683,287

       Capital Square Financial Corporation (Cap. Square)                                                 200      100%       9,545

       Alliant Energy Development, LLC (****)                                                              (*)      100%       (366)
           Argo Power LLC (****)                                                                           (*)       67%       (366)

       Henwood Energy Services, Inc. (Henwood)                                                        595,400       17%       6,318

       LNT Communications L.L.C. (LNT) (****)                                                              (*)      100%    247,523

       Alliant Energy do Brasil Limitada (Remainder owned by Alliant Energy                   1,365,487 Quotas      100%         59
          International, Inc. (International)) (Foreign Utility Company (FUCO))

       Alliant Energy Holdings do Brasil Limitada (Holdings Brasil) (Remainder owned by            200 Quotas        --     319,706
          International) (FUCO)
           Refer to International for additional investments of Holdings Brasil.

       Alliant Energy Industrial Services, Inc. (ISCO)                                                  1,000      100%      97,935
           Whiting Petroleum Corporation (Whiting)                                                      1,000      100%      73,108
               Whiting Programs, Inc.                                                                     100      100%      29,368
               Whiting - Golden Gas Production Company                                                  4,500      100%      14,139
               WOK Acquisition Company (**)                                                             1,000      100%          --

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                                     3
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
                                                                                                                 % of   Issuer/Owner
                                                                                             Number of Common   Voting    Book Value
                                                                                               Shares Owned by   Power/      (in
                                     Name of Company                                           Direct Owner    Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
          Industrial Energy Applications, Inc. (IEA)                                                  100,000      100%      13,880
               BFC Gas Company L.L.C.                                                                     (*)       60%       3,612
               Energys, Inc.                                                                               10      100%       1,400
               Schedin & Associates, Inc.                                                                 100      100%        (225)
               Industrial Energy Applications Delaware Inc. (IEA Delaware)                                  1      100%      13,945
                   Bastian Bay Pipeline, LP (Bastian Bay) (Also owned by Alliant Energy                   (*)       90%         999
                      Field Services, LLC (Field Services)) (****)
                   Oak Hill Pipeline L.P. (Oak Hill)                                                      (*)       99%      10,513
                   Alliant South Texas Pipeline, L.P. (South Texas)                                       (*)       90%       8,688
                   Alliant Energy Desdemona, LP (Desdemona) (Also owned by Field                          (*)       99%       5,420
                      Services) (****)
           RMT, Inc. (RMT)                                                                                100      100%      18,864
               Residuals Management Technology, Inc., Ohio                                                 48       48%          --
               RMT North Carolina, Inc.                                                                 1,000      100%          48
               RMT, Inc., Michigan                                                                        100      100%          --
               RMT International, Inc.                                                                  1,000      100%          --
           Heartland Energy Group, Inc. (HEG)                                                           1,000      100%       2,788
               NG Energy Trading, LLC (****)                                                              (*)       50%       2,144
               Field Services (****)                                                                      (*)      100%        (128)
                   Desdemona (Also owned by IEA Delaware) (****)                                          (*)        --       5,420
                   Bastian Bay (Also owned by IEA Delaware) (****)                                        (*)        --         999

       Energy Performance Services, Inc. (****)                                                    10,000,000      100%      12,412

       EUA Cogenex Corporation (****)                                                                   1,000      100%      60,000
           APS Cogenex LLC (****)                                                                         (*)       50%       1,631
           Energy Capital and Services I, LP (****)                                                       (*)      100%      10,923
           Energy Capital and Services II, LP (****)                                                      (*)      100%       6,754
           Energy Holdings Corporation (****)                                                             100      100%          --
           EUA Cogenex West Corporation (****)                                                         10,000      100%       3,390
           EUA Cogenex-Canada Inc. (****)                                                                 100      100%         635
               EUA Cogenex-Canada Energy Services, Inc. (****)                                            100      100%         635
                   AGRA Cogenex Joint Venture (****)                                                      (*)       50%         635
           Northeast Energy Management, Inc. (****)                                                    10,000      100%       6,965

       Alliant Energy Transportation, Inc. (Transportation)                                             1,000      100%      25,643
           IEI Barge Services, Inc. (Barge)                                                               236       75%       3,102
           Transfer Services, Inc. (Transfer)                                                           1,000      100%          59
           Williams Bulk Transfer Inc. (Williams)                                                         100      100%        (243)
           Cedar Rapids & Iowa City Railway Company (CRANDIC)                                           1,000      100%      27,560
               Heartland Rail Corporation                                                               1,997       18%      18,255

       Alliant Energy Investments, Inc. (Investments)                                                   1,100      100%     599,218
           Village Lakeshares Inc. (Lakeshares)                                                            10      100%       1,022
               Village Lakeshares, L.P. (Other 33% owned by Investments)                                  (*)       67%         (69)
           Iowa Land and Building Company (Iowa Land)                                                   2,000      100%       4,164
               Prairie Ridge Business Park, L.C.                                                          (*)       70%       1,048
               Center Place Limited Partnership (Center Place) (19% owned by 2001                         (*)       29%         313
                  Development Corporation)
           Blairs Ferry Limited Partnership                                                               (*)       84%         452
           2001 Development Corporation                                                               450,000       55%       7,707
               Center Place (29% owned by Iowa Land)                                                      (*)       19%         313
               2060 Partnership, L.P.                                                                     (*)       44%       1,639
               3001 L.L.C.                                                                                (*)       27%       2,634


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
                                                                                                                 % of   Issuer/Owner
                                                                                             Number of Common   Voting    Book Value
                                                                                               Shares Owned by   Power/      (in
                                     Name of Company                                           Direct Owner    Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
           OSADA I Limited Partnership                                                                    (*)       48%       3,369
           Village Lakeshares, L.P. (Other 67% owned by Lakeshares)                                       (*)       33%         (69)
           Heartland Energy Services, Inc.                                                                700      100%        (242)
               ReGENco L.L.C.                                                                             (*)       30%       2,264
           Heartland Properties, Inc. (HPI)                                                             1,000      100%      61,449
               Atlantic-Sundance Apartments, L.P. (Sundance) (Also owned by                               (*)        --         867
                  Investments)
               Wagon Wheel L.P. (99% owned by Investments)                                                (*)        --         701
               Countryside of Clinton Associates, LP (Countryside) (Also owned by                         (*)        --          --
                  Investments) (****)
               Meadow Wood Associates of Carroll Phase II, L.P. (Meadow Wood) (Also owned                 (*)        --         797
                  by Investments) (****)
               Fort Madison IHA Senior Housing L.P. (Fort Madison I) (99% owned                           (*)        --         417
                  by Investments)
               Fort Madison IHA II Senior Housing L.P. (Fort Madison II) (99% owned by                    (*)        --         397
                  Investments) (****)
               Pickerel Park Associates Limited Partnership (Pickerel Park) (Also owned                   (*)        --          --
                  by Investments) (****)
               Keokuk Senior Housing Limited Partnership (Keokuk) (Also owned by Investments) (****)      (*)        --          --
               Carroll IHA Senior Housing Limited Partnership (Carroll IHA) (Also owned by
                  Investments) (****)                                                                     (*)        --          --
           Sundance (Also owned by HPI)                                                                   (*)      100%         867
           Wagon Wheel L.P. (Also owned by HPI)                                                           (*)       99%         701
           Countryside (Also owned by HPI) (****)                                                         (*)      100%          --
           Meadow Wood (Also owned by HPI) (****)                                                         (*)      100%         797
           Fort Madison I (Also owned by HPI)                                                             (*)       99%         417
           Fort Madison II (Also owned by HPI) (****)                                                     (*)       99%         397
           Pickerel Park (Also owned by HPI) (****)                                                       (*)      100%          --
           Keokuk (Also owned by HPI) (****)                                                              (*)       99%          --
           Carroll IHA (Also owned by HPI) (****)                                                         (*)       99%          --

       International (FUCO)                                                                             1,000      100%     (56,843)
           Interstate Energy Corporation PTE Limited (FUCO)                                            25,000      100%      32,940
               Jiaxing JIES Power & Heat Company Limited (FUCO)                            Registered Capital       50%      27,803
               Tongxiang TIES Power & Heat Company Limited (FUCO)                          Registered Capital       30%      25,877
               Anhui New Energy Heat & Power Company Limited (Anhui) (****)                Registered Capital       64%       5,999
           Holdings Brasil (Also owned by Resources) (FUCO)                                623,845,934 Quotas      100%     319,706
               TermoSergipe S.A. (Also owned by Energisa S.A.) (****)                                    289       29%            1
               Companhia Forca e Luz Cataguazes - Leopoldina S.A. (Cataguazes)                 10,492,261,614       22%     185,649
                 (Also owned by Gipar S.A.) (****) (FUCO)
                    Teleacabo S.A. (****)                                                               9,477       20%         135
                    Companhia de Electricidade de Nova Friburgo S.A. (CENF) (****)                 57,347,866       15%      16,038
                       (FUCO)
                    MCL Cabo S.A. (****)                                                               14,050       21%          36
                    Energisa Telecom Limitada (****)                                                    9,999       22%           4
                    Multipar S.A. (Also owned by Multiagro Agropecuaria Com. e Ind.                 3,531,448       22%         473
                      Limitada) (****)
                    Teleserv S.A. (****)                                                               37,977       21%         553
                    Multiagro Agropecuaria Com. e Ind. Limitada (****)                              3,700,085       14%         958
                        Multipar S.A. (Also owned by Cataguazes) (****)                                 1,400        --         473
                    Catleo Energia S.A. (Catleo) (****) (FUCO)                                     13,149,996       22%       6,773
                        Usina Termeletrica de Juiz de Fora S.A. (Usina Termeletrica)                      999       22%           1
                           (Also owned by Energisa S.A.) (****)
                    Energisa S.A. (Also owned by Holdings Brasil) (****)                           18,990,576       11%     379,983
                        Usina Termeletrica (Also owned by Catleo) (****)                                    1        --           1
                        TermoSergipe S.A. (Also owned by Holdings Brasil) (****)                          507        6%           1
                        Empresa Energetica de Sergipe S.A. (Energipe) (****) (FUCO)                    42,187       11%     223,912
                           Pbpart Limitada (Pbpart) (****)                                                999       11%         374
                               Companhia Energetica da Borborema S.A. (CELB) (****)                    83,974       10%       8,800
                                  (FUCO)

                                                                                                                % of    Issuer/Owner
                                                                                             Number of Common   Voting    Book Value
                                                                                              Shares Owned by   Power/      (in
                                     Name of Company                                           Direct Owner    Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
                           Pbpart - SE 1 Limitada (Pbpart SE 1) (****)                                  9,993       11%       1,357
                               Pbpart - SE 2 Limitada (Pbpart SE 2) (****)                                997       11%       1,356
                                   Sociedade Anonima de Eletrificacao da Paraiba                  543,221,978        9%      55,633
                                     (Saelpa) (****)
               Energisa S.A. (Also owned by Cataguazes) (****)                                     17,301,964       45%     379,983
                    Usina Termeletrica (Also owned by Catleo) (****)                                        1        --           1
                    TermoSergipe S.A. (Also owned by Holdings Brasil) (****)                              507       23%           1
                    Energipe (****) (FUCO)                                                             42,187       45%     223,912
                        Pbpart (****)                                                                     999       45%         374
                           CELB (****) (FUCO)                                                          83,974       40%       8,800
                        Pbpart SE 1 (****)                                                              9,993       45%       1,357
                           Pbpart SE 2 (****)                                                             997       45%       1,356
                               Saelpa (****)                                                      543,221,978       40%      55,633
               Gipar S.A. (****)                                                               12,384,231,000       50%      40,747
                    Cataguazes (Also owned by Holdings Brasil) (****) (FUCO)                   24,818,100,000       25%     185,649
                        Teleacabo S.A. (****)                                                           9,477       24%         135
                        Multiagro Agropecuaria Com. e Ind. Limitada (****)                          3,700,085       17%         958
                           Multipar S.A. (Also owned by Cataguazes) (****)                              1,400        --         473
                        CENF (****) (FUCO)                                                         57,347,866       18%      16,038
                        MCL Cabo S.A. (****)                                                           14,050       24%          36
                        Energisa Telecom Limitada (****)                                                9,999       25%           4
                        Multipar S.A. (Also owned by Multiagro Agropecuaria Com. e                  3,531,448       25%         473
                          Ind. Limitada) (****)
                        Teleserv S.A. (****)                                                           37,977       25%         553
                        Catleo (****) (FUCO)                                                       13,149,996       25%       6,773
                           Usina Termeletrica (Also owned by Energisa S.A.) (****)                        999       25%           1
                        Energisa S.A. (Also owned by Holdings Brasil) (****)                       18,990,576       13%     379,983
                           Usina Termeletrica (Also owned by Catleo) (****)                                 1        --           1
                           TermoSergipe S.A. (Also owned by Holdings Brasil) (****)                       507        6%           1
                           Energipe (****) (FUCO)                                                      42,187       13%     223,912
                               Pbpart (****)                                                              999       13%         374
                                   CELB (****) (FUCO)                                                  83,974       11%       8,800
                               Pbpart SE 1 (****)                                                       9,993       13%       1,357
                                   Pbpart SE 2 (****)                                                     997       13%       1,356
                                       Saelpa (****)                                              543,221,978       11%      55,633
           Alliant Energy do Brasil Limitada (Remainder owned by Resources) (FUCO)                 999 Quotas        --          59
           Alliant International New Zealand Limited (New Zealand) (FUCO)                          24,858,503      100%      87,406
               Infrastructure & Utilities New Zealand Limited (FUCO)                               19,121,200       10%      91,687
               TrustPower Limited (11% owned by Utility Investments Limited) (FUCO)                14,327,093        7%     248,864
               Utility Investments Limited (FUCO)                                                         100      100%          --
                  TrustPower Limited (7% owned by New Zealand) (FUCO)                              20,627,353       11%     248,864
           Alliant Energy Australia Pty Limited                                                    32,134,439      100%      38,054
               Alliant Energy Southern Hydro Australia Pty Limited (****)                                 100      100%       5,512
                  Southern Hydro Partnership (****) (FUCO)                                                (*)       20%      82,458
                    Southern Hydro Maintenance Services Pty Limited (****)                                (*)       20%        (***)
               Alliant Energy Hydro Pty Limited (****)                                                    100      100%      17,234
                  Southern Hydro Partnership (****) (FUCO)                                                (*)       50%      82,458
                    Southern Hydro Maintenance Services Pty Limited (****)                                (*)       50%        (***)

                                                                                                                % of   Issuer/Owner
                                                                                             Number of Common   Voting    Book Value
                                                                                               Shares Owned by   Power/      (in
                                     Name of Company                                           Direct Owner    Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
           Grandelight Holding Limited (FUCO)                                                          99,900      100%      47,045
               Peak Pacific Investment Co. Limited (FUCO)                                          34,224,948       67%      67,644
                  Wuan Peak Pte Limited (****)                                                              2       67%          --
                  Hebei Wuan Peak Heat and Power Co. Limited (****)                        Registered Capital       60%       8,462
                  Zhending Peak Pte Limited (****)                                                          2       67%          --
                  Shijiazhuang Chengfeng Heat and Power Co. Limited (FUCO)                 Registered Capital       47%       6,862
                  Jinan Peak Pte Limited (****)                                                             2       67%          --
                  Handan Chengfeng Heat and Power Co. Limited (**) (FUCO)                  Registered Capital       50%          --
                  Jinan Yaqing Heat and Power Co. Limited (FUCO)                           Registered Capital       47%       3,901
                  Gongyi Peak Pte Limited (****)                                                            2       67%          --
                  Peak Pacific Investment Co. (Labuan) BHD (FUCO)                                           3       67%         460
                  Henan Anfeng Electric Power Co. Limited (FUCO)                           Registered Capital       47%      11,027
                  Henan Yongfeng Electric Power Co. Limited (FUCO)                         Registered Capital       47%      11,930
                  Meishan Peak Pte Limited (****)                                                           2       67%          --
                  Zibo Peak Combined Heat & Power Co. Limited (****)                       Registered Capital       47%          --
           Alliant Energy de Mexico, S. de R.L. de C.V. (Also owned by Alliant            2,999 Participation      100%          --
             Energy de Mexico L.L.C.) (FUCO)                                                            Units
               Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Also owned       2,999 Participation      100%          --
                  by Alliant Energy de Mexico L.L.C.) (FUCO)                                            Units
               Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Also owned by      2,999 Participation      100%          --
                  Alliant Energy de Mexico L.L.C.) (FUCO)                                               Units
           Alliant Energy de Mexico L.L.C. (FUCO)                                                          (*)     100%          --
               Alliant Energy de Mexico, S. de R.L. de C.V. (Remainder owned by          1 Participation Unit        --          --
                  International) (FUCO)
               Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Remainder       1 Participation Unit        --          --
                  owned by Alliant Energy de Mexico, S. de R.L. de C.V.) (FUCO)
               Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Remainder         1 Participation Unit        --          --
                  owned by Alliant Energy de Mexico, S. de R.L. de C.V.) (FUCO)
           Alliant Energy Renewable Resources Limited (FUCO)                                              120      100%         728
               Renewable Energy and Energy Efficiency Fund for Emerging Markets,                           (*)      23%         317
                 Limited (****)

*     Noncorporate subsidiaries (Partnerships, limited partnerships, limited liability companies, etc.)
**    Inactive
***   Results for Southern Hydro Maintenance Services Pty Limited are included with results for Southern Hydro Partnership.
****  Subsidiaries added during the year ended December 31, 2000 (described below):

                                                      Date of
                       Name of Company               Acquisition                          Description of Business
----------------------------------------------  ---------------------  -------------------------------------------------------------
WPL Transco LLC                                         2/8/00        Holding company for WP&L's ownership of ATC LLC.
ATC LLC                                                6/12/00        Plan, construct, operate, maintain and expand transmission facilities it will own to provide for adequate and reliable transmission power.
ATC Management Inc.                                    6/12/00        Operates ATC LLC.
Alliant Energy Development, LLC                        3/20/00        Holds an investment in Argo Power LLC.
Argo Power LLC                                          6/5/00        Constructs and operates supplementary energy generation.
LNT                                                    1/12/00        Holds an investment in McLeodUSA Inc.
Bastian Bay                                            8/31/00        Natural gas gathering pipeline system.
Desdemona                                              2/14/00        Acquires, develops, sells, operates, constructs and maintains certain pipeline and other facilities.
NG Energy Trading, LLC                                 9/26/00        Natural gas trading company.
Field Services                                         2/11/00        Holds the general partner interests for various pipeline
                                                                      systems.
Energy Performance Services, Inc.                      12/21/00       Provides expertise, technology and equipment to reduce energy consumption.

                                                     Date of
                       Name of Company               Acquisition                        Description of Business
----------------------------------------------  ------------------   -------------------------------------------------------------
EUA Cogenex Corporation                                12/29/00      Provides expertise, technology and equipment to reduce energy consumption.
APS Cogenex LLC                                        12/29/00      Provides expertise, technology and equipment to reduce energy consumption.
Energy Capital and Services I, LP                      12/29/00      Provides expertise, technology and equipment to reduce energy consumption.
Energy Capital and Services II, LP                     12/29/00      Provides expertise, technology and equipment to reduce energy consumption.
Energy Holdings Corporation                            12/29/00      Provides expertise, technology and equipment to reduce energy consumption.
EUA Cogenex West Corporation                           12/29/00      Engages in the business of energy conservation programs,
                                                                     including the creation of alternative energy sources.
EUA Cogenex-Canada Inc.                                12/29/00      Provides expertise, technology and equipment to reduce energy consumption.
EUA Cogenex-Canada Energy Services, Inc.               12/29/00      Provides expertise, technology and equipment to reduce energy consumption.
AGRA Cogenex Joint Venture                             12/29/00      Markets, develops and implements energy services.
Northeast Energy Management, Inc.                      12/29/00      Engages in energy conservation programs, including the creation of alternative energy sources.
Countryside                                              9/1/00      Invests in affordable housing projects.
Meadow Wood                                              3/1/00      Invests in affordable housing projects.
Fort Madison II                                          3/1/00      Invests in affordable housing projects.
Pickerel Park                                            2/1/00      Invests in affordable housing projects.
Keokuk                                                  7/27/00      Invests in affordable housing projects.
Carroll IHA                                             7/27/00      Invests in affordable housing projects.
Anhui                                                  11/11/00      Operates a heat and power plant in China.
TermoSergipe S.A.                                       1/25/00      Gas-fired generating facility.
Cataguazes (FUCO)                                       1/25/00      Electric distribution company.
Telecabo S.A.                                           1/25/00      Telecommunication company.
CENF (FUCO)                                             1/25/00      Utility company engaged in the generation, transmission and distribution of electric energy and power.
MCL Cabo S.A.                                           1/25/00      Telecommunication service provider company.
Energisa Telecom Limitada                               1/25/00      Holding company.
Multipar S.A.                                           1/25/00      Insurance brokerage company.
Teleserv S.A.                                           1/25/00      Telecommunication company.
Multiagro Agropecuaria Com. e Ind. Limitada             1/25/00      Agribusiness company.
Catleo (FUCO)                                           1/25/00      Independent power producer which owns hydro-electric generation plants.
Usina Termeletrica                                      1/25/00      Gas-fired generating facility.
Energisa S.A.                                           1/25/00      Holding company.
Energipe (FUCO)                                         1/25/00      Electric distribution company.
Pbpart                                                  1/25/00      Holding company.
CELB (FUCO)                                             1/25/00      Electric distribution company.
Pbpart SE 1                                             1/25/00      Holding company.
Pbpart SE 2                                             1/25/00      Holding company.
Saelpa                                                  1/25/00      Electric distribution company.
Gipar S.A.                                              1/25/00      Holding company.
Alliant Energy Southern Hydro Australia Pty Limited     2/16/00      Holding company.
Southern Hydro Partnership (FUCO)                       2/15/00      Hydro-electric generation company.
Southern Hydro Maintenance Services Pty Limited         2/16/00      Operation and maintenance services for hydro-electric
                                                                     facilities.
Alliant Energy Hydro Pty Limited                       10/31/00      Holding company.
Wuan Peak Pte Limited                                   12/9/00      Holding company.
Hebei Wuan Peak Heat and Power Co. Limited             11/20/00      Operates a heat and power plant in China.
Zhending Peak Pte Limited                               12/9/00      Holding company.
Jinan Peak Pte Limited                                  12/9/00      Holding company.
Gongyi Peak Pte Limited                                 12/9/00      Holding company.
Meishan Peak Pte Limited                                7/25/00      Holding company.
Zibo Peak Combined Heat & Power Co. Limited             3/20/00      Operates a heat and power plant in China.
Renewable Energy and Energy Efficiency
   Fund for Emerging Markets, Limited                   2/28/00      Investment fund for renewable energy projects.


ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 is as follows:

On January 1, 2001, WP&L, including South Beloit, transferred its transmission assets (approximate net book value of $177 million) to ATC LLC. WPL Transco LLC, a wholly-owned subsidiary of WP&L, will hold the resulting investment in ATC LLC and follow the equity method of accounting.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

                                                                   Principal
                                                                   Amount or
                                            Name of                 Stated
                                            Company                  Value                             Proceeds
Name of Issuer                              Issuing           -----------------                         Before
and                                        or Selling              Issued            Date of           Issuance        Commission
Title of Issue                             Securities             and Sold         Transaction         Expenses       Authorization
-------------------------------------  ----------------------  -----------------  ----------------  --------------  ----------------
Resources                                    Resources             $402,500,040       2/1/00        $390,425,039         Rule 52
---------
Exchangeable Senior Notes,
7.25% through 2/2003 and
2.50% thereafter, due 2/2030

WP&L                                         WP&L                   100,000,000       3/1/00          98,740,000         Rule 52
-----
Debentures, 7-5/8%, due 3/2010

CRANDIC                                      CRANDIC                  1,169,000      12/31/00          1,169,000         Rule 52
-------
State of Iowa
3%, due 12/2010

CRANDIC                                      CRANDIC                    269,875      12/31/00            269,875         Rule 52
-------
State of Iowa
0%, due 12/2010

South Texas                                  South Texas                 70,799     5/24/00 to            70,799         Rule 52
-----------
3 transactions under $100,000,                                                        10/5/00
11%, due 4/2005 to 10/2005

Oak Hill                                     Oak Hill                    19,283       4/4/00              19,283         Rule 52
--------
Vehicle loan
8.25%, due 3/2002

HPI                                          HPI                      1,605,000       6/1/00           1,605,000         Rule 52
----                                         ---
Housing Authority of the City of Antigo,     The Depot Project
WI, Multi-Family Housing Revenue Bond
(MFHRB), Series 2000, 5.05%, due 2/2036

HPI                                          HPI                        390,000       6/1/00             390,000         Rule 52
----                                         ---
Community Development Authority of the       North River Block
City of Berlin, WI, MFHRB, Series 2000,      Project
5.05%, due 2/2036

HPI                                          HPI                        750,000       6/1/00             750,000         Rule 52
---                                          ---
Community Development Authority of the       WP&L Apartments
City of Berlin, WI, MFHRB, Series 2000,      Project
5.05%, due 2/2036

                                       9

                                                                  Principal
                                                                   Amount or
                                            Name of                 Stated
                                            Company                  Value                             Proceeds
Name of Issuer                              Issuing           -----------------                         Before
and                                        or Selling              Issued            Date of           Issuance        Commission
Title of Issue                             Securities             and Sold         Transaction         Expenses       Authorization
-------------------------------------  ----------------------  -----------------  ----------------  --------------  ----------------

HPI                                          HPI                      6,620,000       6/1/00           6,620,000         Rule 52
---                                          ---
Housing Authority of the City of             Dunlap Square Project
Marinette WI, MFHRB, Series 2000, 5.05%,
due 2/2036

HPI                                          HPI                        125,212       9/15/00            125,212         Rule 52
----                                         ---
Madison YWCA FHLB Grant,                     YWCA Limited
0%, due 1/2001                               Partnership and
                                             Joint Venture

HPI                                          HPI                        200,000       2/1/00             200,000         Rule 52
---                                          ----
HOME Funds,                                  DeNevue Cr
3%, due 2/2031

HPI                                          HPI                      1,096,314       7/1/00           1,096,314         Rule 52
---                                          ----
FNMA, 9%, due 11/2023                        Cudahy I

HPI                                          HPI                        740,270       7/1/00             740,270         Rule 52
---                                          ----
FNMA, 9%, due 11/2023                        Janesville Kellogg

HPI                                          HPI                      1,257,895       7/1/00           1,257,895         Rule 52
---                                          ----
FNMA, 9%, due 11/2023                        Cudahy II

HPI                                          HPI                        704,572       7/1/00             704,572         Rule 52
---                                          ----
FNMA, 8.71%, due 5/2021                      Waupun Lincoln

HPI                                          HPI                      1,019,281       7/1/00           1,019,281         Rule 52
---                                          ----
FNMA, 9%, due 11/2023                        Janesville-Wesley

HPI                                          HPI                      1,679,293       7/1/00           1,679,293         Rule 52
---                                          ----
First Union, 8.71%, due 5/2021               Grand Chute

HPI                                          HPI                      1,221,258       7/1/00           1,221,258         Rule 52
---                                          ----
FNMA, 9%, due 11/2023                        Eau Claire London
                                             Square

                                       10

HPI                                          HPI                        819,697       7/1/00             819,697         Rule 52
---                                          ----
First Union, 8.71%, due 5/2021               Cudahy III

HPI                                          HPI                      1,060,857       7/1/00           1,060,857         Rule 52
---                                          ----
WHEDA, 8.88%, due 1/2027                     Delevan-Parkside

HPI                                          HPI                        170,000       7/1/00             170,000         Rule 52
---                                          ----
School District of Delevan-Darien,           Delevan-Parkside
6%, due 10/2020

HPI                                          HPI                        220,000       7/1/00             220,000         Rule 52
---                                          ----
State of Wisconsin, 0%, due 11/2025          Delevan-Parkside

HPI                                          HPI                        111,706       7/1/00             111,706         Rule 52
---                                          ----
Deferred Developer Fee Note,                 Delevan-Parkside
9%, due 6/2004

HPI                                          HPI                        999,861       7/1/00             999,861         Rule 52
---                                          ----
First Union, 9.02%, due 6/2021               Janesville-River
                                             Place

HPI                                          HPI                      1,160,100       7/1/00           1,160,100         Rule 52
---                                          ----
First Union, 8.56%, due 9/2021               Waunakee

HPI                                          HPI                        747,384       7/1/00             747,384         Rule 52
---                                          ----
WHEDA, 8.875%, due 7/2027                    Janesville-Wall
                                             Street

HPI                                          HPI                      1,015,525       7/1/00           1,015,525         Rule 52
---                                          ----
FmHA, 8%, due 4/2045                         Keil Millview

HPI                                          HPI                      1,450,767       7/1/00           1,450,767         Rule 52
---                                          ----
First Union, 9.55%, due 10/2022              Eau Claire-Oakwood

HPI                                          HPI                         38,448       7/1/00              38,448         Rule 52
---                                          ----
Deferred Developer Fee Note,                 Eau Claire-Oakwood
7%, due 12/2001

HPI                                          HPI                      1,672,334       7/1/00           1,672,334         Rule 52
---                                          ----
First Union, 9.62%, due 3/2022               Sussex Mills

HPI                                          HPI                        647,798       7/1/00             647,798         Rule 52
---                                          ----
DMB Community Bank, 8.75%, due 3/2005        DeForest
                                             Williamstown Bay

                                       11

HPI                                          HPI                        903,666       8/1/00             903,666         Rule 52
---                                          ----
Associated Bank, 9.65%, due 8/2002           HAH - Wausau

Fort Madison II                              Fort Madison II            250,000       4/15/00            250,000         Rule 52
----------------
Rural Development, 1%, due 1/2001

Fort Madison II                              Fort Madison II            594,602       4/15/00            594,602         Rule 52
----------------
Iowa Department of Economic Development,
1%, due 12/2028

Meadow Wood                                  Meadow Wood              1,105,131       9/15/00          1,105,131         Rule 52
----------------
Construction Note, 9.5%, due 2/2021


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued)

The following items are recurring transactions of system companies:

                                                                                                                         Effective
         Name of Issuer               Name of Company                Total                                 Date of        Average
              And                   Issuing or Selling            Balance At             Highest           Highest       Interest
         Title of Issue                 Securities                 Year End              Balance           Balance         Rate
----------------------------   ------------------------------ --------------------  ------------------   ------------   ------------

Alliant Energy                 Alliant Energy                    $283,885,000         $299,935,000        12/26/00         6.47%
Commercial Paper

Resources                      Resources                          320,500,000          480,150,000        01/24/00         6.42%
Commercial Paper

The following items are financial guarantees and commitments of system companies:

   At December 31, 2000, IESU had a financial guarantee of $15,855,026 outstanding for the payment from IES Utilities Trust No. 1994-A to the First Security Bank of Utah as Owner Trustee, related to the financing of the Alliant Energy Tower office building lease in Cedar Rapids, Iowa. The highest amount outstanding during 2000 was $16,285,022 and no consideration was received by IESU related to this financial guarantee.

   At December 31, 2000, IESU had a financial guarantee of $939,384 outstanding for the payment from Keokuk Ferro-Sil, Inc. to the Keokuk Savings Bank and Trust Company, related to the financing of the purchase of transformers for use in Keokuk Ferro-Sil, Inc.'s industrial facility. The highest amount outstanding during 2000 was $1,052,052 and no consideration was received by IESU related to this financial guarantee.

   At December 31, 2000, HPI had extended commitments to provide $3,889,000 in nonrecourse, permanent financing to developers which were secured by affordable housing properties. HPI anticipates other lenders will ultimately finance these properties. The highest amount outstanding during 2000 was $6,112,000 and no consideration was received by HPI other than the purpose of the commitments described above.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
                                                                                                       Extinguished(E)   Commission
                                Name of Company                    Principal Amount                    or Held for    Authorization
Name of Issuer                  Redeeming or                         Redeemed or                       Further                   or
and Title of Issue              Retiring Securities                    Retired          Consideration  Disposition (D)    Exemption
-----------------------------   ------------------------------   -------------------   --------------- ----------------  ----------

IESU                            IESU                                     $50,000,000       $50,000,000          E          Rule 42
----
7.65% Collateral Trust
   Bonds, due 3/2000

IESU                            IESU                                       1,000,000         1,000,000          E          Rule 42
----
5.45% Pollution Control
   Revenue Bonds, 1992
   Series B, due 3/2000

IESU                            IESU                                         196,000           196,000          D          Rule 42
----
5.75% Pollution Control
   Revenue Bonds, due 6/2000

WP&L                            WP&L                                       1,000,000         1,000,000          E          Rule 42
----
4.75% First Mortgage Bonds,
   1991 Series C,
   due 10/2000

WP&L                            WP&L                                         875,000           875,000          E          Rule 42
----
4.75% First Mortgage Bonds,
   1991 Series D,
   due 10/2000

HPI                             HPI
---                             ---
Housing Authority - City        HAH - Antigo Depot, Inc. Project           1,630,000         1,630,000          E          Rule 42
   of Antigo, WI, MFHRB,
   Series 1991 A, 5.7%,
   due 2/2024

HPI                             HPI
---                             ----
Community Development           HAH - Berlin North River, Inc. Project       395,000           395,000          E          Rule 42
   Authority - City of
   Berlin, WI, MFHRB,
   Series 1991 A, 5.7%,
   due 2/2024

HPI                             HPI
---                             ----
Community Development           HAH - Berlin WP&L, Inc. Project              575,000           575,000          E          Rule 42
   Authority - City of
   Berlin, WI, MFHRB,
   Series 1991 A, 5.7%,
   due 2/2024

HPI                             HPI
---                             ---
Community Development           HAH - Berlin WP&L, Inc. Project              250,000           250,000          E          Rule 42
   Authority - City of
   Berlin, WI
   MFHRB, Series 1991 B,
   5.7%, due 2/2024

                                                                                                      Extinguished(E)   Commission
                                Name of Company                    Principal Amount                    or Held for    Authorization
Name of Issuer                  Redeeming or                         Redeemed or                       Further                   or
and Title of Issue              Retiring Securities                    Retired          Consideration  Disposition (D)    Exemption
-----------------------------   ------------------------------   -------------------   --------------- ----------------  ----------
HPI                             HPI
---                             ---
Housing Authority - City        HAH - Marinette, Inc. Project              5,475,000         5,475,000          E          Rule 42
   of Marinette, WI
   MFHRB, Series 1991 A,
   5.7%, due 2/2024

HPI                             HPI
---                             ---
Housing Authority - City        HAH - Marinette, Inc. Project              1,695,000         1,695,000          E          Rule 42
   of Marinette, WI
   MFHRB, Series 1991 B,
   5.7%, due 2/2004

HPI                             HPI
---                             ---
City of Madison, 8.86%,         Avenue Limited Partnership                   571,652           571,652          E          Rule 42
   due 6/2009

HPI                             HPI
---                             ----
City of Madison, 0%,            Avenue Limited Partnership                   320,000           320,000          E          Rule 42
   due 12/2006

HPI                             HPI
---                             ----
Home S&L, 8.5%,                 Avenue Limited Partnership                   409,539           409,539          E          Rule 42
   due 3/2005

HPI                             HPI
---                             ---
Citizens Bank & Trust,          HAH - Wausau                                 910,002           910,002          E          Rule 42
   10%, due 9/2000

HPI                             HPI
---                             ---
Park Bank, 8%, due 3/2008       Madison Fairwood Arms                      1,058,804         1,058,804          E          Rule 42

HPI                             HPI
---                             ----
63 transactions, 0% to          Various transactions less than $100,000      603,206           603,206        D & E        Rule 42
   10.75%, due 1/2001
   to 4/2045


ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2000


1.
                  Aggregate Amount of
                 Investments in Persons       Number of
                (Entities) Operating in        Persons
Name of        Retail Service Area of Owner    (Entities)                                   Description of
Company               (in thousands)                                                     Persons (Entities)
------------- ------------------------------ -----------  --------------------------------------------------------------------------
HPI and Cap.          $3,987                       22     Limited partnerships and limited liability companies which invest in
Square                                                    affordable housing projects.

Dane County               50                        1     Invests in and provides financial assistance to commercially reasonable
Development                                               business ventures in Dane County, and benefits the community by creating
Company Inc.                                              new jobs, providing goods or services, undertaking improvements in lower income areas and meeting any other community credit needs.

Investments               18                        4     Economic development joint venture with interests in 4 start-up companies.




2. Securities not included in Item 5, No. 1:

                                                                        Number       % of                                Owner's
 Name of        Name of                         Description              of        Voting            Nature of          Book Value
 Company         Issuer                         of Security             Shares      Power            Business         (in thousands)
------------  -----------------------------  ----------------------  ------------  --------  ------------------------ --------------
Investments,  McLeodUSA Inc.                  $0.01 Class A Common   51,364,076       8%    Telecommunications           $2,756,100
HPI, LNT                                              Stock          (also owns             company.
                                                                     4,687,500
                                                                     options)

Resources     Capstone Turbine Corporation    $0.001 Common Stock     1,464,286       2%    Producer of microturbine        279,382
                                                                                            systems.

Resources     Enermetrix.com, Inc.               $0.01 Series D       1,000,000       3%    Internet-based                   28,889
                                                Preferred Stock                             energy-procurement
                                                                                            retailer for commercial
                                                                                            and industrial customers.

Resources     Nth Power Technologies Fund             (*)                (*)          8%    Capital fund                     21,963
              II, LP                                                                        specializing in emerging
                                                                                            energy-technology
                                                                                            companies.

Whiting       Delta Petroleum Corporation      $0.01 Common Stock       390,000       4%    Engaged in the                   17,702
                                                                                            acquisition,
                                                                                            exploration, development
                                                                                            and production of oil and
                                                                                            gas properties.

                                                                    Number       % of                                 Owner's
 Name of           Name of                      Description           of        Voting            Nature of           Book Value
 Company            Issuer                      of Security         Shares      Power            Business          (in thousands)
-----------   ------------------------     --------------------  ------------  --------  ------------------------  --------------
Resources     SmartEnergy, Inc.                $0.0001 Series A    2,793,296       7%      Internet-based company        3,158
                                           Convertible Preferred                           that sells power to
                                                   Stock                                   residential customers in
                                                                                           deregulated states.

New Zealand   United Networks Limited       $0.50 Ordinary Shares    1,000     Less than    Utility business.                4
                                                                                   1%

New Zealand   Natural Gas Corporation       $0.01 Ordinary Shares    1,800     Less than    Utility business.                2
              Holdings Limited                                                     1%

New Zealand   Horizon Energy Distribution   $1.00 Ordinary Shares     250      Less than    Utility business.                1
                                                                                   1%

(*) Noncorporate subsidiary (limited partnership)


ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000

Part I.   Name, Principal Business Address and Positions Held as of December 31, 2000


Name (Address)*                 Position Held            Name (Address)*               Position Held
------------------------------- --------------------     ----------------------------- --------------------
Alliant Energy Corporation
--------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Alan B. Arends (j)             Director
William D. Harvey (a)           Officer                 Jack B. Evans (b)              Director
James E. Hoffman (b)            Officer                 Rockne G. Flowers (d)          Director
Eliot G. Protsch (b)            Officer                 Joyce L. Hanes (k)             Director
Barbara J. Swan (a)             Officer                 Lee Liu (b)                    Director
Thomas M. Walker (a)            Officer                 Katharine C. Lyall (a)         Director
Pamela J. Wegner (a)            Officer                 Arnold M. Nemirow (f)          Director
Edward M. Gleason (a)           Officer                 Milton E. Neshek (i)           Director
John E. Kratchmer (a)           Officer                 Judith D. Pyle (a)             Director
Joan M. Thompson (b)            Officer                 Robert W. Schlutz (o)          Director
Linda J. Wentzel (a)            Officer                 Wayne H. Stoppelmoor (h)       Director
Enrique Bacalao (a)             Officer                 Anthony R. Weiler (p)          Director

IES Utilities Inc.
------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Daniel L. Siegfried (b)        Officer
Eliot G. Protsch (b)            Officer                 Alan B. Arends (j)             Director
William D. Harvey (a)           Officer                 Jack B. Evans (b)              Director
Barbara J. Swan (a)             Officer                 Rockne G. Flowers (d)          Director
Thomas M. Walker (a)            Officer                 Joyce L. Hanes (k)             Director
Pamela J. Wegner (a)            Officer                 Lee Liu (b)                    Director
John E. Kratchmer (a)           Officer                 Katharine C. Lyall (a)         Director
Edward M. Gleason (a)           Officer                 Arnold M. Nemirow (f)          Director
Dundeana K. Langer (b)          Officer                 Milton E. Neshek (i)           Director
Daniel L. Mineck  (b)           Officer                 Judith D. Pyle (a)             Director
Kim K. Zuhlke (a)               Officer                 Robert W. Schlutz (o)          Director
Linda J. Wentzel (a)            Officer                 Wayne H. Stoppelmoor (h)       Director
Enrique Bacalao (a)             Officer                 Anthony R. Weiler (p)          Director
Steven F. Price (a)             Officer

                                       17

Wisconsin Power and Light Company
---------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Steven F. Price (a)            Officer
William D. Harvey (a)           Officer                 Alan B. Arends (j)             Director
Eliot G. Protsch (b)            Officer                 Jack B. Evans (b)              Director
Barbara J. Swan (a)             Officer                 Rockne G. Flowers (d)          Director
Thomas M. Walker (a)            Officer                 Joyce L. Hanes (k)             Director
Pamela J. Wegner (a)            Officer                 Lee Liu (b)                    Director
Edward M. Gleason (a)           Officer                 Katharine C. Lyall (a)         Director
Dundeana K. Langer (b)          Officer                 Arnold M. Nemirow (f)          Director
Daniel L. Mineck  (b)           Officer                 Milton E. Neshek (i)           Director
Kim K. Zuhlke (a)               Officer                 Judith D. Pyle (a)             Director
John E. Kratchmer (a)           Officer                 Robert W. Schlutz (o)          Director
Linda J. Wentzel (a)            Officer                 Wayne H. Stoppelmoor (h)       Director
Enrique Bacalao (a)             Officer                 Anthony R. Weiler (p)          Director

South Beloit Water, Gas and Electric Company
--------------------------------------------
William D. Harvey (a)           Officer, Director       Steven F. Price (a)            Officer
Edward M. Gleason (a)           Officer                 Thomas L. Adelman (ss)         Director
John E. Kratchmer (a)           Officer                 Kim K. Zuhlke (a)              Director
Linda J. Wentzel (a)            Officer

Wisconsin River Power Company
-----------------------------
Thomas G. Scharff (cc)          Officer, Director       Donna G. Stephens (cc)         Officer
Richard L. Hilliker (cc)        Officer, Director       Michael R. Schreier (cc)       Officer
Thomas P. Meinz (bb)            Officer, Director       Carl H. Wartman (cc)           Officer
Tom L. Hanson (a)               Officer, Director       Ralph G. Baeten (bb)           Director
Reginald D. Fanning (cc)        Officer                 Joseph E. Shefchek (a)         Director

Lakes Development Corporation
-----------------------------
Thomas P. Meinz (bb)            Officer, Director       Dennis J. Maki (bb)            Officer
Tom L. Hanson (a)               Officer                 Ralph G. Baeten (bb)           Officer

Wisconsin Valley Improvement Company
------------------------------------
Robert Gall (x)                 Officer, Director       Robert Birkhauser (x)          Director
Thomas P. Meinz (bb)            Officer, Director       Neil Krebsbach (a)             Director
Sam Morgan (x)                  Officer                 Daniel Olvey (x)               Director
Donald Bradford (x)             Officer                 Thomas G. Scharff (cc)         Director
Phil Valitchka (x)              Officer                 Kenneth Schulz (x)             Director
Richard L. Hilliker (cc)        Director                Michael Thieler (x)            Director

ATC Management Inc.
-------------------
Jose Delgado (yy)               Officer, Director       Walter Woelfle (yy)            Officer
Daniel A. Doyle (yy)            Officer                 Eliot G. Protsch (b)           Director
Harry Terhume (yy)              Officer                 David Porter (yy)              Director
Dale Landgren (yy)              Officer                 Roy Thilly (yy)                Director

Interstate Power Company
------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Kent M. Ragsdale (b)           Officer
William D. Harvey (a)           Officer                 Alan B. Arends (j)             Director
Eliot G. Protsch (b)            Officer                 Jack B. Evans (b)              Director
Barbara J. Swan (a)             Officer                 Rockne G. Flowers (d)          Director

                                       18

Thomas M. Walker (a)            Officer                 Joyce L. Hanes (k)             Director
Pamela J. Wegner (a)            Officer                 Lee Liu (b)                    Director
John E. Kratchmer (a)           Officer                 Katharine C. Lyall (a)         Director
Edward M. Gleason (a)           Officer                 Arnold M. Nemirow (f)          Director
Dundeana K. Langer (b)          Officer                 Milton E. Neshek (i)           Director
Daniel L. Mineck  (b)           Officer                 Judith D. Pyle (a)             Director
Kim K. Zuhlke (a)               Officer                 Robert W. Schlutz (o)          Director
Linda J. Wentzel (a)            Officer                 Wayne H. Stoppelmoor (h)       Director
Enrique Bacalao (a)             Officer                 Anthony R. Weiler (p)          Director
Steven F. Price (a)             Officer

Alliant Energy Corporate Services, Inc.
---------------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Dundeana K. Langer (b)         Officer
Pamela J. Wegner (a)            Officer, Director       Daniel L. Mineck  (b)          Officer
William D. Harvey (a)           Officer, Director       Kim K. Zuhlke (a)              Officer
James E. Hoffman (b)            Officer, Director       Linda J. Wentzel (a)           Officer
Eliot G. Protsch (b)            Officer, Director       Enrique Bacalao (a)            Officer
Barbara J. Swan (a)             Officer, Director       Kent M. Ragsdale (b)           Officer
Thomas M. Walker (a)            Officer, Director       Steven F. Price (a)            Officer
Edward M. Gleason (a)           Officer                 John E. Kratchmer (a)          Officer

Nuclear Management Company, L.L.C.
----------------------------------
Michael Sellman (tt)            Officer, Director       Thomas Palmisano (tt)          Officer
Dean Ekstrom (tt)               Officer                 Jonathan Rogoff (tt)           Officer
Michael Wadley (tt)             Officer                 Charles Schrock (tt)           Officer
William Hill (tt)               Officer                 Richard A. Abdoo (c)           Director
David Wilson (tt)               Officer                 William D. Harvey (a)          Director
Benjamin Ewers (tt)             Officer                 Larry L. Weyers (bb)           Director
John Paul Cowan (ww)            Officer                 David Joos (tt)                Director
Donald Gillispie (tt)           Officer                 David Wilks (tt)               Director

Cargill-Alliant, L.L.C.
-----------------------
Gary W. Jarrett (ee)            Officer, Director       William D. Harvey (a)          Director
David L. Gabriel (ee)           Officer                 Thomas M. Walker (a)           Director
Gaston Garrido, III (ee)        Officer                 James E. Hoffman (b)           Director
Richard B. Davenport (ee)       Officer                 Eliot G. Protsch (b)           Director
Bret S. Jones (ee)              Officer                 Ronald L. Christenson (dd)     Director
Jean-Francois Muse (ee)         Officer                 James T. Thompson (dd)         Director
Jeanne Y. Smith (dd)            Officer                 David T. Raisbeck (dd)         Director

Alliant Energy Resources, Inc.
------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Daniel L. Siegfried (b)        Officer
James E. Hoffman (b)            Officer                 Alan B. Arends (j)             Director
Thomas L. Aller (b)             Officer                 Jack B. Evans (b)              Director
Charles Castine (b)             Officer                 Rockne G. Flowers (d)          Director
John K. Peterson (b)            Officer                 Joyce L. Hanes (k)             Director
Thomas M. Walker (a)            Officer                 Lee Liu (b)                    Director
Edward M. Gleason (a)           Officer                 Katharine C. Lyall (a)         Director
William D. Harvey (a)           Officer                 Arnold M. Nemirow (f)          Director
Eliot G. Protsch (b)            Officer                 Milton E. Neshek (i)           Director
John E. Kratchmer (a)           Officer                 Judith D. Pyle (a)             Director
Linda J. Wentzel (a)            Officer                 Robert W. Schlutz (o)          Director
Enrique Bacalao (a)             Officer                 Wayne H. Stoppelmoor (h)       Director
Steven F. Price (a)             Officer                 Anthony R. Weiler (p)          Director

                                       19

Capital Square Financial Corporation
------------------------------------
Ruth A. Domack (a)              Officer, Director       Thomas L. Aller (b)            Director
John W. Stoneman (a)            Officer                 Edward M. Gleason (a)          Director
Henry D. Wertheimer (a)         Officer                 James E. Hoffman (b)           Director
E. Dean Baumgardner (a)         Officer

Henwood Energy Services, Inc.
-----------------------------
Mark I. Henwood (kk)            Officer, Director       Thomas R. Johnson (kk)         Officer
David R. Branchcomb (kk)        Officer, Director       Thomas L. Aller (b)            Director
Eric V. Toolson (kk)            Officer, Director       Dr. Ronald McMahan (kk)        Director

Alliant Energy do Brasil Limitada
---------------------------------
Jeanete Herzberg (aa)              Officer              John K. Peterson (b)           AB **
Rafael Claudio Herzberg (aa)       Officer              Thomas M. Walker (a)           AB **

Alliant Energy Holdings do Brasil Limitada
------------------------------------------
Rodolpho Protasio (aa)          Officer

Alliant Energy Industrial Services, Inc.
----------------------------------------
Erroll B. Davis, Jr. (a)        Director                Charles Castine (b)            Officer
James E. Hoffman (b)            Officer, Director       Edward M. Gleason (a)          Officer
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)        Officer

Whiting Petroleum Corporation
-----------------------------
D. Sherwin Artus (q)             Officer, Director        Edward M. Gleason (a)        Officer
John R. Hazlett (q)              Officer                  Joseph G. Tartler, Jr. (q)   Officer
Patricia J. Miller (q)           Officer                  James J. Volker (q)          Officer
Etta F. Daniels (q)              Officer                  James E. Hoffman (b)         Director
Christy M. Everdon (q)           Officer                  Thomas L. Aller (b)          Director
James T. Brown (q)               Officer                  Kenneth R. Whiting (q)       Director
Mark R. Williams (q)             Officer                  J. B. Ladd (q)               Director
James R. Casperson (q)           Officer                  Thomas M. Walker (a)         Director

Whiting Programs, Inc.
----------------------
D. Sherwin Artus (q)             Office, Director         Joseph G. Tartler, Jr. (q)   Officer
John R. Hazlett (q)              Officer                  James J. Volker (q)          Officer
James T. Brown (q)               Officer                  Patricia J. Miller (q)       Officer
Mark R. Williams (q)             Officer                  Etta F. Daniels (q)          Officer
James R. Casperson (q)           Officer                  Christy M. Evenden (q)       Officer

Whiting-Golden Gas Production Company
-------------------------------------
D. Sherwin Artus (q)             Officer, Director        Joseph G. Tartler, Jr. (q)   Officer
James R. Casperson (q)           Officer, Director        James J. Volker (q)          Officer
John R. Hazlett (q)              Officer, Director        Patricia J. Miller (q)       Officer
James T. Brown (q)               Officer                  Christy M. Evenden (q)       Officer
Mark R. Williams (q)             Officer                  Etta F. Daniels (q)          Officer

WOK Acquisition Company
-----------------------
D. Sherwin Artus (q)             Officer, Director        Joseph G. Tartler, Jr. (q)   Officer
James R. Casperson (q)           Officer, Director        James J. Volker (q)          Officer
John R. Hazlett (q)              Officer, Director        Patricia J. Miller (q)       Officer
James T. Brown (q)               Officer                  Christy M. Evenden (q)       Officer
Mark R. Williams (q)             Officer                  Etta F. Daniels (q)          Officer

                                       20

Industrial Energy Applications, Inc.
------------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Charles Castine (b)             Officer

BFC Gas Company L.L.C.
----------------------
Charles Castine (b)             Officer

Energys, Inc.
-------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Charles Castine (b)             Officer

Schedin & Associates, Inc.
--------------------------
Larry L. Schedin (t)            Officer                 Brad Fults (t)                 Officer

Industrial Energy Applications Delaware Inc.
--------------------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Charles Castine (b)             Officer

RMT, Inc.
---------
Erroll B. Davis, Jr. (a)        Director                Robert J. Vetter (a)           Officer
Stephen D. Johannsen (a)        Officer                 Richard J. Sawinski (f)        Officer
Ted Juszczyk (a)                Officer                 William A. Dickrell (a)        Officer
Katharine E. Martin (a)         Officer                 Ruth J. Muelker (g)            Officer
James C. Myers (g)              Officer                 Edward M. Gleason (a)          Officer
Samuel Nott (g)                 Officer                 Martha A. Hermsdorf (a)        Officer
Jitendra T. Radia (w)           Officer                 James E. Hoffman (b)           Director
Joel E. Roberts (a)             Officer

Residuals Management Technology, Inc., Ohio
-------------------------------------------
Jitendra T. Radia (w)           Officer, Director       Martha A. Hermsdorf (a)        Officer
Kathleen S. Shell (w)           Officer, Director       Katharine E. Martin (a)        Director
Ted Juszczyk (a)                Officer                 Daniel E. Oman (r)             Director

RMT North Carolina, Inc.
------------------------
William A. Dickrell (a)         Officer, Director       Martha A. Hermsdorf (a)        Officer
Richard J. Sawinski (f)         Officer                 Stephen D. Johannsen (a)       Director
Michael Parker (f)              Officer                 Ted Juszczyk (a)               Director

RMT, Inc., Michigan
-------------------
Daniel E. Oman (r)              Officer, Director       Douglas R. Genthe (r)          Officer
Katharine E. Martin (a)         Officer, Director       Robert J. Vetter (a)           Director

RMT International, Inc.
-----------------------
Samuel Nott (g)                 Officer, Director       William A. Dickrell (a)        Officer, Director
Stephen D. Johannsen (a)        Officer, Director       Martha A. Hermsdorf (a)        Officer

Heartland Energy Group, Inc.
----------------------------
Erroll B. Davis, Jr. (a)        Director                Charles Castine (b)            Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Edward M. Gleason (a)           Officer

                                       21

Energy Performance Services, Inc.
---------------------------------
Charles Castine (b)             Officer, Director       Michael K. Allen (rr)            Officer
Edward M. Gleason (a)           Officer, Director       Mark S. Lonkevych (b)            Officer
Jon C. Bancks (b)               Officer, Director

EUA Cogenex Corporation
-----------------------
Charles Castine (b)             Officer, Director       Jon C. Bancks (b)                Officer, Director
Edward M. Gleason (a)           Officer, Director

Energy Holdings Corporation
---------------------------
Charles Castine (b)             Officer, Director       Edward T. Liston (xx)            Officer
Jon C. Bancks (b)               Officer, Director       Mark S. White (xx)               Officer
Edward M. Gleason (a)           Officer, Director

EUA Cogenex West Corporation
----------------------------
Charles Castine (b)             Officer, Director       Edward T. Liston (xx)            Officer
Jon C. Bancks (b)               Officer, Director       Mark S. White (xx)               Officer
Edward M. Gleason (a)           Officer, Director

EUA Cogenex-Canada Inc.
-----------------------
Edward T. Liston (xx)           Officer, Director       Mark S. White (xx)               Officer
Edward M. Gleason (a)           Officer                 Richard Bower (xx)               Director
Jon C. Bancks (b)               Officer                 Kenneth W. Movat (xx)            Director
Charles Castine (b)             Officer

EUA Cogenex-Canada Energy Services, Inc.
----------------------------------------
Edward T. Liston (xx)           Officer, Director       Mark S. White (xx)               Officer
Edward M. Gleason (a)           Officer                 Richard Bower (xx)               Director
Jon C. Bancks (b)               Officer                 Kenneth W. Movat (xx)            Director
Charles Castine (b)             Officer

Northeast Energy Management, Inc.
---------------------------------
Jon C. Bancks (b)               Officer, Director       Edward T. Liston (xx)            Officer
Charles Castine (b)             Officer, Director       Mark S. White (xx)               Officer
Edward M. Gleason (a)           Officer, Director

Alliant Energy Transportation, Inc.
-----------------------------------
Erroll B. Davis, Jr. (a)        Director                Paul H. Treangen (b)           Officer
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)        Officer
Edward M. Gleason (a)           Officer                 James E. Hoffman (b)           Director

IEI Barge Services, Inc.
------------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)        Officer
Paul H. Treangen (b)            Officer, Director       Glen A. Weeks (b)              Director
Edward M. Gleason (a)           Officer

Transfer Services, Inc.
-----------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)        Officer
Paul H. Treangen (b)            Officer, Director       James E. Hoffman (b)           Director
Edward M. Gleason (a)           Officer

                                       22

Williams Bulk Transfer Inc.
---------------------------
Thomas L. Aller (b)             Officer, Director       James E. Hoffman (b)           Officer
Paul H. Treangen (b)            Officer, Director       Edward M. Gleason (a)          Officer

Cedar Rapids & Iowa City Railway Company
----------------------------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)        Officer
Paul H. Treangen (b)            Officer, Director       James E. Hoffman (b)           Director
Edward M. Gleason (a)           Officer

Heartland Rail Corporation
--------------------------
Donald C. Byers (y)             Officer, Director       Jon R. Roy (z)                 Director
T. Scott Bannister (m)          Officer                 Marc A. Sanner (z)             Director
William H. Camp (z)             Director

Alliant Energy Investments, Inc.
--------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Thomas L. Aller (b)             Officer, Director       Linda J. Wentzel (a)           Officer

Village Lakeshares Inc.
-----------------------
James E. Hoffman (b)            Officer, Director       Thomas L. Aller (b)            Officer, Director
Edward M. Gleason (a)           Officer, Director       Daniel L. Siegfried (b)        Officer

Iowa Land and Building Company
------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Thomas L. Aller (b)             Officer, Director

2001 Development Corporation
----------------------------
Thomas M. Collins (u)           Officer, Director       Susan Mayer (l)                Officer, Director
Ted Schwartz (v)                Officer, Director       Scott McIntyre, Jr. (b)        Officer, Director
Joe Hladky (b)                  Officer, Director       Clark E. McLeod (b)            Officer, Director
James E. Hoffman (b)            Officer, Director       Thomas L. Aller (b)            Officer

Heartland Energy Services, Inc.
-------------------------------
Erroll B. Davis, Jr. (a)        Director                Thomas L. Aller (b)            Officer
James E. Hoffman (b)            Officer, Director       Edward M. Gleason (a)          Officer
Charles Castine (b)             Officer                 Daniel L. Siegfried (b)        Officer

Heartland Properties, Inc.
--------------------------
Ruth A. Domack (a)              Officer, Director       Thomas L. Aller (b)            Director
E. Dean Baumgardner (a)         Officer                 Edward M. Gleason (a)          Director
Henry D. Wertheimer (a)         Officer                 James E. Hoffman (b)           Director
John W. Stoneman (a)            Officer

Alliant Energy International, Inc.
----------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
John K. Peterson (b)            Officer

                                       23

Interstate Energy Corporation PTE Limited
-----------------------------------------
John K. Peterson (b)            Officer, Director       Edward M. Gleason (a)          Officer
Joel J. Schmidt (b)             Officer                 James E. Hoffman (b)           Director
Tang Cheng Lin (jj)             Officer                 Juliet Ang (jj)                Director

Jiaxing JIES Power & Heat Company Limited
-----------------------------------------
Ji Ronglin (ll)                 Officer, Director       John K. Peterson (b)           Director
Jinfeng Wang (ll)               Officer                 Yongming Chen (ll)             Director
Jianguang Shen (ll)             Officer                 James E. Hoffman (b)           Director
Joel J. Schmidt (b)             Director                Zheng Yong Zhou (ll)           Director

Tongxiang TIES Power & Heat Company Limited
-------------------------------------------
Yiqiang Du (ll)                 Officer                 Joel J. Schmidt (b)            Director
Keqiang Li (ll)                 Officer                 Deliang Zhou (ll)              Director
Xiao Kang Wang (ll)             Officer                 Jiaquan Chen (ll)              Director
John K. Peterson (b)            Director                Liyong Bai (ll)                Director
James E. Hoffman (b)            Director

Anhui New Energy Heat & Power Company Limited
---------------------------------------------
Qiang Wang (aaa)                Officer, Director       Feng Zhang (aaa)               Officer
Kairong Zheng (aaa)             Officer, Director       Joel J. Schmidt (b)            Director
Peicheng Cui (aaa)              Officer, Director       James N. Choate (b)            Director
Fuying Wang (aaa)               Officer                 John E. Clarke (b)             Director
Zhengquan Gu (aaa)              Officer                 Renee Y. Otto (b)              Director
Peizhoug Shen (aaa)             Officer                 John K. Peterson (b)           Director
Zhongxiu Wang (aaa)             Officer                 Lawrence W. Yu (aaa)           Director

TermoSergipe S.A.
-----------------
Jose Antonio da Silva Marques (bbb)       Officer       Felicia Leigh Bellows (b)             Director
Ermano Luiz Albani (bbb)                  Officer       Ivan Muller Botelho (bbb)             Director
Ricardo Perez Botelho (bbb)               Director

Companhia Forca e Luz Cataguazes-Leopoldina S.A.
------------------------------------------------
Manoel Otoni Neiva (bbb)                  Officer       Omar Carneiro da Cunha Sobrinho (bbb)       Director
Jose Antonio da Silva Marques (bbb)       Officer       Marcilio Marques Moreira (bbb)              Director
Mauricio Perez Botelho (bbb)              Officer       Claudio Jose Dias Sales (bbb)               Director
Paulo Afonso da Silva Pegado (bbb)        Officer       Ricardo Perez Botelho (bbb)                 Director
Ivan Muller Botelho (bbb)                 Director      Roberto Gomelsky (bbb)                      Director
Felicia Leigh Bellows (b)                 Director

Teleacabo S.A.
--------------
Marco Celio de Almeida (bbb)          Officer, Director     Luiz Otavio Cardoso de Azevedo (bbb)       Director
Newton Antonio Dutra (bbb)            Officer               Carlos Aurelio Martins Pimentel (bbb)      Director

Companhia de Electricidade de Nova Friburgo S.A.
----------------------------------------------
Manoel Otoni Neiva (ddd)              Officer           Jose Antonio da Silva Marques (ddd)     Officer
Mauricio Perez Botelho (ddd)          Officer

MCL Cabo S.A.
-------------
Gioreli de Souza Filho (bbb)          Officer, Director     Carlos Aurelio Martins Pimentel (bbb)      Director
Claudio Brandao Silveira (bbb)        Officer               Luiz Otavio Cardoso de Azevedo (bbb)       Director

                                       24

Energisa Telecom Limitada
-------------------------
Manoel Otoni Neiva (bbb)              Officer           Mauricio Perez Botelho (bbb)         Officer

Multipar S.A.
-------------
Manoel Otoni Neiva (bbb)              Officer           Monica Perez Botelho (bbb)           Officer
Mauricio Perez Botelho (bbb)          Officer

Teleserv S.A.
-------------
Luiz Augusto Mendonca (bbb)           Officer, Director     Carlos Aurelio Martins Pimentel (bbb)      Director
Marcelo Meira Leite (bbb)             Officer               Luiz Otavio Cardoso de Azevedo (bbb)       Director

Multiagro Agropecuaria Com. e Ind. Limitada
-------------------------------------------
Jose Marcelo Goncalves Reis (bbb)       Officer

Catleo Energia S.A.
-------------------
Mauricio Perez Botelho (bbb)              Officer       Ivan Muller Botelho (bbb)            Director
Manoel Otoni Neiva (bbb)                  Officer       Ricardo Perez Botelho (bbb)          Director
Jose Antonio da Silva Marques (bbb)       Officer       Felicia Leigh Bellows (b)            Director

Usina Termeletrica de Juiz de Fora S.A.
---------------------------------------
Jose Antonio da Silva Marques (bbb)       Officer       Ivan Muller Botelho (bbb)             Director
Mauricio Perez Botelho (bbb)              Officer       Ricardo Perez Botelho (bbb)           Director
Manoel Otoni Neiva (bbb)                  Officer       Felicia Leigh Bellows (b)             Director

Energisa S.A.
-------------
Mauricio Perez Botelho (bbb)          Officer           Felicia Leigh Bellows (b)               Director
Manoel Otoni Neiva (bbb)              Officer           Claudio Jose Dias Sales (bbb)           Director
Ivan Muller Botelho (bbb)             Director          Jose Antonio da Silva Marques (bbb)     Director
Ricardo Perez Botelho (bbb)           Director

Empresa Energetica de Sergipe S.A.
----------------------------------
Antonio Jose Maciel Medina (fff)         Officer        Manoel Otoni Neiva (fff)                Director
Eduardo Alves Montovani (fff)            Officer        Ricardo Perez Botelho (fff)             Director
Paulo Afonso da Silva Pegado (fff)       Officer        Jose Antonio da Silva Marques (fff)     Director
Mauricio Perez Botelho (fff)             Officer        Felicia Leigh Bellows (b)               Director
Marcelo Silveira da Rocha (fff)          Officer        Claudio Jose Dias Sales (fff)           Director
Ivan Muller Botelho (fff)                Director       Horacio Dantas de Goes Filho (fff)      Director

Pbpart Limitada
---------------
Mauricio Perez Botelho (bbb)          Officer           Jose Antonio da Silva Marques (bbb)     Officer
Manoel Otoni Neiva (bbb)              Officer

Companhia Energetica da Borborema S.A.
--------------------------------------
Marcelo Silveira da Rocha (eee)        Officer, Director     Manoel Otoni Neiva (eee)                Director
Mauricio Perez Botelho (eee)           Officer               Ricardo Perez Botelho (eee)             Director
Eduardo Alves Montovani (eee)          Officer               Felicia Leigh Bellows (b)               Director
Gabriel Alves Pereira Junior (eee)     Officer               Claudio Jose Dias Sales (eee)           Director
Luiz Augusto Mendonca (eee)            Officer               Jose Antonio da Silva Marques (eee)     Director
Ivan Muller Botelho (eee)              Director

                                       25

Pbpart - SE 1 Limitada
----------------------
Manoel Otoni Neiva (bbb)                  Officer, Director      Felicia Leigh Bellows (b)            Director
Mauricio Perez Botelho (bbb)              Officer                Claudio Jose Dias Sales (bbb)        Director
Jose Antonio da Silva Marques (bbb)       Officer                Ivan Muller Botelho (bbb)            Director
Ricardo Perez Botelho (bbb)               Director

Pbpart - SE 2 Limitada
----------------------
Manoel Otoni Neiva (bbb)              Officer           Jose Antonio da Silva Marques (bbb)     Officer
Mauricio Perez Botelho (bbb)          Officer

Sociedade Anonima de Electrificacao da Paraiba
----------------------------------------------
Gabriel Alves Pereira Junior (ccc)        Officer       Marcelo Silveira da Rocha (ccc)           Director
Mauricio Perez Botelho (ccc)              Officer       Ricardo Perez Botelho (ccc)               Director
Luiz Augusto Mendonca (ccc)               Officer       Manoel Otoni Neiva (ccc)                  Director
Fernando Ricardo Pessoa Retes (ccc)       Officer       Carlos Jose Dias Sales (ccc)              Director
Ivan Muller Botelho (ccc)                 Director      Carlos Eduardo Trois de Miranda (ccc)     Director

Gipar S.A.
----------
Mauricio Perez Botelho (bbb)          Officer           Ivan Muller Botelho (bbb)        Officer

Alliant International New Zealand Limited
-----------------------------------------
Christopher J. Lindell (b)      Officer, Director       John K. Peterson (b)             Director
James E. Hoffman (b)            Director

Infrastructure & Utilities New Zealand Limited
----------------------------------------------
Lloyd Morrison (vv)             Officer                 Kevin J. O'Connor (vv)           Director
Dr. Bruce Harker (vv)           Officer                 Christopher J. Lindell (b)       Director
Tim Brown (vv)                  Officer                 David A. R. Newman (vv)          Director
Terry McAlister (vv)            Officer                 Duncan P. Saville (vv)           Director

TrustPower Limited
------------------
Jeffrey K. Williams (uu)        Officer                 Avon L. Carpenter (uu)           Director
Peter Calderwood (uu)           Officer                 Janette F. Beange (uu)           Director
Jeff Childs (uu)                Officer                 Richard S. Clare (uu)            Director
Keith Tempest (uu)              Officer                 Bruce J. Harker (uu)             Director
Therese Thorn (uu)              Officer                 Christopher J. Lindell (b)       Director
Roger Burchett (uu)             Officer                 Harold M. Titter (uu)            Director

Utility Investments Limited
---------------------------
Christopher J. Lindell (b)         Director             John K. Peterson (b)             Director

Alliant Energy Australia Pty Limited
------------------------------------
Christopher J. Lindell (b)        Officer, Director     John K. Peterson (b)             Director
Alan L. Rattray (qq)              Officer

Alliant Energy Southern Hydro Australia Pty Limited
---------------------------------------------------
Alan L. Rattray (qq)              Officer               Geoffrey N. Harly (qq)           Director
Christopher J. Lindell (b)        Director              John K. Peterson (b)             Director


                                       26

Southern Hydro Partnership
--------------------------
Simon D. Maher (zz)              Officer                Christopher J. Lindell (b)       Director
Paul F. Maguire (zz)             Officer                Alan L. Rattray (qq)             Director
R. Champion (zz)                 Director               David G. Wood (zz)               Director
M. King (zz)                     Director

Southern Hydro Maintenance Services Pty Limited
-----------------------------------------------
Paul F. Maguire (zz)            Officer                 Alan L. Rattray (qq)             Director
Christopher J. Lindell (b)      Director                David G. Wood (zz)               Director
Simon D. Maher (zz)             Director

Alliant Energy Hydro Pty Limited
--------------------------------
Christopher J. Lindell (b)      Director                John K. Peterson (b)             Director
Alan L. Rattray (qq)            Director

Grandelight Holding Limited
---------------------------
John K. Peterson (b)            Officer, Director       Edward M. Gleason (a)            Officer
Joel J. Schmidt (b)             Officer                 James E. Hoffman (b)             Director

Peak Pacific Investment Co. Limited
-----------------------------------
Robert W. Anderson, Jr. (jj)     Officer, Director      James E. Hoffman (b)             Director
Michael R. Ashburn (jj)          Officer                Joel J. Schmidt (b)              Director
Daniel Raymond Revers (jj)       Director               John K. Peterson (b)             Director
Phillip Anthony Messina (jj)     Director               Thomas M. Walker (a)             Director

Wuan Peak Pte Limited
---------------------
Sunny Wong (jj)                  Officer                Seok Hian Lee (jj)               Director
Robert W. Anderson, Jr. (jj)     Director

Hebei Wuan Peak Heat and Power Co. Limited
------------------------------------------
Robert W. Anderson, Jr. (jj)     Director               Johnny Moon Wah Lee (jj)         Director
Michael R. Ashburn (jj)          Director               Yang Qiu Li (nn)                 Director
Wang Gengkui (nn)                Director               Zhon Qigui (nn)                  Director
Tian Haikui (nn)                 Director               Loy Hui Lim (mm)                 Director
Jin Hui (jj)                     Director

Zhending Peak Pte Limited
-------------------------
Sunny Wong (jj)                  Officer                Seok Hian Lee (jj)               Director
Robert W. Anderson, Jr. (jj)     Director

Shijiazhuang Chengfeng Heat and Power Co. Limited
-------------------------------------------------
Jia Yuchang (nn)                 Officer, Director      Li Bingyi (nn)                 Director
Veikko Tiainen (jj)              Officer, Director      Robert W. Anderson, Jr. (jj)   Director
Rong Liu (jj)                    Officer, Director      Liu Feng (jj)                  Director
Yu Mochen (nn)                   Director               Michael R. Ashburn (jj)        Director
Wie Baisong (nn)                 Director

Jinan Peak Pte Limited
----------------------
Sunny Wong (jj)                  Officer                Seok Hian Lee (jj)             Director
Robert W. Anderson, Jr. (jj)     Director

                                       27

Handan Chengfeng Heat and Power Co. Limited
-------------------------------------------
Zhang Tongxi (oo)                 Officer, Director     Robert W. Anderson, Jr. (jj)   Director
Veikko Tiainen (jj)               Officer, Director     Michael R. Ashburn (jj)        Director
Rong Lui (jj)                     Officer, Director     Lui Feng (jj)                  Director
Jin Shaokui (oo)                  Director              Jin Hui (jj)                   Director
Li Xiaotong (oo)                  Director

Jinan Yaqing Heat and Power Co. Limited
---------------------------------------
Shan Jin (pp)                     Officer, Director     Lin Chen (pp)                  Director
Rong Liu (jj)                     Officer, Director     Liling Huang (pp)              Director
Robert W. Anderson, Jr. (jj)      Director              Siguo Wang (pp)                Director
Michael R. Ashburn (jj)           Director              Renmu Yin (pp)                 Director
Johnny Moon Wah Lee (jj)          Director



Gongyi Peak Pte Limited
-----------------------
Sunny Wong (jj)                  Officer                   Seok Hian Lee (jj)            Director
Robert W. Anderson, Jr. (jj)     Director

Peak Pacific Investment Co. (Labuan) BHD
----------------------------------------
Robert W. Anderson, Jr. (jj)      Director

Henan Anfeng Electric Power Co. Limited
---------------------------------------
Huo Guozheng (mm)                Officer, Director      Jin Hui (jj)                   Director
Loy Hui Lim (mm)                 Officer, Director      Hu Qianxian (mm)               Director
Johnny Moon Wah Lee (jj)         Officer, Director      Yang Qiuli (mm)                Director
Robert W. Anderson, Jr. (jj)     Director               Liu Zhiye (mm)                 Director
Michael R. Ashburn (jj)          Director

Henan Yongfeng Electric Power Co. Limited
-----------------------------------------
Huo Guozheng (mm)                Officer, Director      Jin Hui (jj)                   Director
Loy Hui Lim (mm)                 Officer, Director      Hu Qianxian (mm)               Director
Johnny Moon Wah Lee (jj)         Officer, Director      Yang Qiuli (mm)                Director
Robert W. Anderson, Jr. (jj)     Director               Liu Zhiye (mm)                 Director
Michael R. Ashburn (jj)          Director

Meishan Peak Pte Limited
------------------------
Sunny Wong (jj)                  Officer                   Seok Hian Lee (jj)            Director
Robert W. Anderson, Jr. (jj)     Director

Zibo Peak Combined Heat & Power Co. Limited
-------------------------------------------
Robert W. Anderson, Jr. (jj)      Director

Alliant Energy de Mexico, S. de R.L. de C.V.
--------------------------------------------
John K. Peterson  (b)            Officer, Manager       Thomas L. Aller (b)                  Manager
Edward M. Gleason (a)            Officer, Manager       Charles Castine (b)                  Manager
Jeffrey K. Rosencrants (b)       Officer                Luis Manuel Linero Colorado (ii)     SB**
Alejandra Sainz Orantes (ii)     Officer                Carlos Moya Vallejo (ii)             SB**


                                       28

Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
--------------------------------------------------------
John K. Peterson  (b)            Officer, Manager       Thomas L. Aller (b)                  Manager
Edward M. Gleason (a)            Officer, Manager       Charles Castine (b)                  Manager
Jeffrey K. Rosencrants (b)       Officer                Luis Manuel Linero Colorado (ii)     SB **
Alejandra Sainz Orantes (ii)     Officer                Carlos Moya Vallejo (ii)             SB **

Alliant Energy Servicios de Mexico, S. de R.L. de C.V.
------------------------------------------------------
John K. Peterson  (b)            Officer, Manager       Thomas L. Aller (b)                  Manager
Edward M. Gleason (a)            Officer, Manager       Charles Castine (b)                  Manager
Jeffrey K. Rosencrants (b)       Officer                Luis Manuel Linero Colorado (ii)     SB **
Alejandra Sainz Orantes (ii)     Officer                Carlos Moya Vallejo (ii)             SB **

Alliant Energy de Mexico L.L.C.
-------------------------------
John K. Peterson (b)             Officer

Alliant Energy Renewable Resources Limited
------------------------------------------
Michael Ashford (rr)             Officer                James E. Hoffman (b)           Director
Steven F. Price (a)              Officer                John K. Peterson (b)           Director
Dawna Ferfuson (rr)              Officer                Graham B. Colis, R. (rr)       Director
Edward M. Gleason  (a)           Officer                C.F. Cooper, A. (rr)           Director
Joel J. Schmidt (b)              Officer

Renewable Energy and Energy Efficiency Fund for Emerging Markets, Limited
-------------------------------------------------------------------------
Herbert Magid (rr)               Officer, Director      Kenneth R. Locklin (rr)          Officer
John E. Buehler, Jr. (rr)        Officer, Director      D. Mitchell Coddington (rr)      Officer
Cam Reese (rr)                   Officer                Michael K. Allen (rr)            Director
Claire Sousa (rr)                Officer                Brooks Brown (rr)                Director

The following partnerships and LLCs do not have officers and directors as such:
-------------------------------------------------------------------------------
EnviroGas L.P.                                          Village Lakeshares, L.P.
WPL Transco LLC                                         Prairie Ridge Business Park, L.C.
American Transmission Company, LLC                      Center Place Limited Partnership
Alliant Energy Nuclear, L.L.C.                          Blairs Ferry Limited Partnership
Alliant Energy Development, L.L.C.                      2060 Partnership, L.P.
Argo Power LLC                                          3001 L.L.C.
LNT Communications L.L.C.                               OSADA I Limited Partnership
Bastian Bay Pipeline, LP                                ReGENco L.L.C.
Oak Hill Pipeline L.P.                                  Atlantic-Sundance Apartments, L.P.
Alliant South Texas Pipeline, L.P.                      Wagon Wheel L.P.
Alliant Energy Desdemona, LP                            Countryside of Clinton Associates, LP
NG Energy Trading, LLC                                  Meadow Wood Associates of Carroll Phase II, LP
Alliant Energy Field Services, LLC                      Fort Madison IHA Senior Housing L.P.
APS Cogenex LLC                                         Fort Madison IHA II Senior Housing L.P.
Energy Capital and Services I, LP                       Pickerel Park Associates Limited Partnership
Energy Capital and Services II, LP                      Keokuk Senior Housing Limited Partnership
AGRA Cogenex Joint Venture                              Carroll IHA Senior Housing Limited Partnership
                                       29

*Address Codes:
---------------
(a)   Madison, WI                                       (dd)   Wayzata, MN
(b)   Cedar Rapids, IA                                  (ee)   Minnetonka, MN
(c)   Milwaukee, WI                                     (ff)   Chicago, IL
(d)   Stoughton, WI                                     (gg)   Wanganui, New Zealand
(e)   Marion, IA                                        (hh)   Palmerston North, New Zealand
(f)   Greenville, SC                                    (ii)   Mexico City, D.F.
(g)   Austin, TX                                        (jj)   Singapore
(h)   Dubuque, IA                                       (kk)   Sacramento, CA
(i)   North Lake Geneva, WI                             (ll)   Zhejiang Province, PRC
(j)   Albert Lea, MN                                    (mm)   Henan Province, PRC
(k)   Mason City, IA                                    (nn)   Hebei Province, PRC
(l)   Washington, DC                                    (oo)   Nebei Province, PRC
(m)   Des Moines, IA                                    (pp)   Shandong Province, PRC
(n)   Kansas City, MO                                   (qq)   Brisbane, Queensland, Australia
(o)   Columbus Junction, IA                             (rr)   Hamilton, Bermuda
(p)   Richmond, VA                                      (ss)   Janesville, WI
(q)   Denver, CO                                        (tt)   Hudson, WI
(r)   Ann Arbor, MI                                     (uu)   Tauranga, New Zealand
(s)   Auckland, New Zealand                             (vv)   Wellington, New Zealand
(t)   Minneapolis, MN                                   (ww)   Covert, MI
(u)   Tucson, AZ                                        (xx)   Lowell, MA
(v)   Deerfield, IL                                     (yy)   Pewaukee, WI
(w)   Dublin, OH                                        (zz)   Victoria, Australia
(x)   Wausau, WI                                        (aaa)  Anhui Province, PRC
(y)   Newton, IA                                        (bbb)  Cataguases, MG Brasil
(z)   Decatur, IL                                       (ccc)  Paraiba, Brasil
(aa)  Sao Paulo, SP Brazil                              (ddd)  Rio de Janeiro, RJ-Brasil
(bb)  Green Bay, WI                                     (eee)  Campina Grande, PB-Brasil
(cc)  Wisconsin Rapids, WI                              (fff)  Aracaju/Sergipe, Brasil

**Positions are indicated by the following symbols:
---------------------------------------------------
AB             Advisory Board Member
SB             Board of Surveillance Member

Part II.  Financial Connections as of December 31, 2000
                                                                                      Position Held          Applicable
                                                 Name and Location of                  in Financial          Exemption
Name of Officer or Director                    Financial Institution                   Institution              Rule
------------------------------------    ----------------------------------------    ----------------     -----------------
Jack B. Evans                           Federal Reserve Bank of Chicago,                Director          70 (a), (c)
                                        Chicago, IL

Rockne G. Flowers                       M&I Bank of Southern Wisconsin,                 Director          70 (a), (c), (g)
                                        Madison, WI

Katharine C. Lyall                      M&I Corporation, Milwaukee, WI                  Director          70 (a), (c)


Part III.  Compensation and Other Related Information

(a) Compensation of Directors and Executive Officers and (e) Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and participation in bonus and profit-sharing arrangements and other benefits, refer to the disclosures made in:

Alliant Energy's 2001 Proxy Statement, pages 12 through 30, which is incorporated herein by reference to Alliant Energy's 2001 Proxy Statement, File No. 1-9894.

WP&L's 2001 Proxy Statement, pages 10 through 27, which is incorporated herein by reference to WP&L's 2001 Proxy Statement, File No. 0-337.

(b)  Directors' and Executive Officers' Interests in Securities of System
Companies

For information concerning directors' and executive officers' interests in securities of system companies, refer to the disclosures made in:

Alliant Energy's 2001 Proxy Statement, pages 14 and 15.

WP&L's 2001 Proxy Statement, pages 12 and 13.

(c) Directors' and Executive Officers' Contracts and Transactions with System Companies

For information concerning directors' and executive officers' contracts and transactions with system companies, refer to the disclosures made in:

Alliant Energy's 2001 Proxy Statement, pages 12 and 13, 21 and 22.

WP&L's 2001 Proxy Statement, pages 10 and 11, 19 and 20.

(d) Directors' and Executive Officers' Indebtedness to System Companies

None.

(f) Directors' and Executive Officers' Rights to Indemnity

The state laws under which each of Alliant Energy and its domestic direct and indirect subsidiaries is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Refer to the disclosures made in the:

Bylaws of Alliant Energy, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.2 to Alliant Energy's Form 10-K for the year ended December 31, 2000).

Bylaws of WP&L, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.4 to WP&L's Form 10-K for the year ended December 31,
2000).

Bylaws of IESU, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.6 to IESU's Form 10-K for the year ended December 31,
2000).

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1) None - Alliant Energy has established political action committees and has incurred, in accordance with the provision of the Federal Election Campaign Act and applicable state campaign laws, certain costs for the administration of such committees.

(2)


Name of Company               Name of Recipient or Beneficiary             Purpose            Account Charged           Amount
----------------------------- ----------------------------------------  -------------    ------------------------- ----------------
IESU                          Less than $10,000  - 59 beneficiaries          (A)             Operating Expense          $61,569

WP&L                          Forward Wisconsin                              (A)             Operating Expense           28,000
                              Less than $10,000  - 11 beneficiaries          (A)             Operating Expense           31,000

IPC                           Greater Dubuque Development                    (A)             Operating Expense           10,000
                              Less than $10,000  - 24 beneficiaries          (A)             Operating Expense           34,200

Resources                     Less than $10,000 - 1 beneficiary              (A)             Operating Expense              897

Barge                         Less than $10,000 - 1 beneficiary              (A)             Operating Expense              308

CRANDIC                       Less than $10,000 - 1 beneficiary              (A)             Operating Expense              100

(A)  Area Development


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany Sales and Service

                                                                                                     Date of         In Effect at
             Transaction          Serving Company       Receiving Company       Compensation         Contract          Year End
------------------------------  --------------------   --------------------   -------------------  ---------------  ---------------
Coal transportation                   CRANDIC                 IESU                    $1,948,656       4/1/98             Yes
Coal sales                             IESU              Cargill-Alliant               1,221,488       4/6/98             Yes
Coal handling                        Williams            Cargill-Alliant                 819,922      4/14/99             Yes
Coal handling                          Barge                  WP&L                       548,981      11/27/91            Yes
Environmental consulting                RMT                   WP&L                       415,609       7/7/00             Yes
Gas marketing                         Whiting               ISCO/HEG                     330,000       7/1/99             Yes
Transloading                         Transfer                CRANDIC                     203,042      11/1/94             Yes
Coal transportation                   CRANDIC                 IESU                       124,900      11/1/98             Yes
Environmental consulting                RMT                    IEA                       116,892       8/1/99             Yes
Environmental consulting                RMT                 Resources                     61,597       3/7/00             Yes
Environmental consulting                RMT                   IESU                        55,755       4/3/00             Yes
Coal handling                          Barge                  IESU                        52,832      12/12/97             No
Gas marketing                         Whiting                IEA/HEG                      27,705       8/5/97             Yes
Environmental consulting                RMT                   Barge                       26,259      11/1/96             Yes
Operation and maintenance
    agreement                          IESU                    IEA                        25,391      4/13/92             Yes
Coal transportation                   CRANDIC                 IESU                        20,790      12/12/97            Yes
Software license                      Henwood                 WP&L                        12,000      2/11/98             Yes
Environmental consulting                RMT                    IPC                         2,566       4/3/00             Yes
Building lease                        CRANDIC               Transfer                       2,400      12/11/98            Yes


Part II.  Contracts to Purchase Services or Goods Between any System Company
None.

Part III. Employment of any Person by any System Company for the Performance on a Continuing Basis of Management Services
None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

The following entities are FUCOs dissolved or sold during 2000:
* Alliant Energy Brazil, Inc.
  Infratil Australia Limited
* Powerco Limited
  Statewest Power Property Limited

The following entities are FUCOs without activity in 2000:
  Alliant Energy de Mexico L.L.C.
  Alliant Energy de Mexico, S. de R.L. de C.V.
  Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
  Alliant Energy Servicios de Mexico, S. de R.L. de C.V.
* Handan Chengfeng Heat and Power Co. Limited

Alliant Energy had no investments in EWGs at December 31, 2000. The following entities are active FUCOs as of December 31, 2000:
* Alliant Energy do Brasil Limitada (Brasil)
* Alliant Energy Holdings do Brasil Limitada (Holdings Brasil)
* Alliant Energy International, Inc. (International)
  Alliant Energy Renewable Resources Limited (AERR)
* Alliant International New Zealand Limited (New Zealand)
  Catleo Energia S.A. (Catleo) (**)
  Companhia de Electricidade de Nova Friburgo S.A. (CENF) (**) Companhia Energetica da Borborema S.A. (CELB) (**)
  Companhia Forca e Luz Cataguazes-Leopoldina S.A. (Cataguazes) (**) Empresa Energetica de Sergipe S.A. (Energipe) (**)
* Grandelight Holding Limited (Grandelight)
  Henan Anfeng Electric Power Co. Limited (Anfeng)
  Henan Yongfeng Electric Power Co. Limited (Yongfeng) Infrastructure & Utilities NZ Limited (Infratil NZ)
* Interstate Energy Corporation PTE Limited (IEC PTE)
* Jiaxing JIES Power and Heat Company Limited (JIES)
* Jinan Yaqing Heat & Power Co. Limited (Jinan)
  LDM Utility Co., S.A. de C.V. (LDM)
* Peak Pacific Investment Co. (Labuan) BHD (Labuan)
* Peak Pacific Investment Co. Limited (PPIC)
* Shijiazhuang Chengfeng Heat and Power Co. Limited (Shijiazhuang) Southern Hydro Partnership (Southern Hydro) (**)
* Tongxiang TIES Power & Heat Company Limited (TIES)
  TrustPower Limited (TrustPower)
  Utility Investments Limited (UIL)

*   In existence at date of merger closing.
**  Acquired in 2000.

Part I.
(a).  Identify the company, its location and its business address.  Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.  Identify each system company that holds an interest in the company and describe the interest held.

                                                                                      Description of
                                                                                    Electric Generation,
                                                                                     Transmission and            Owner(s) /
                                                                                        Distribution             Investor(s)
                                                                                    Facilities and Gas        (Refer to Item 1
      Name of                                           Business                       Distribution           and Item 9(b) for
      Company             Location                      Address                         Facilities              description)
-----------------  -----------------------  -----------------------------------  -----------------------  --------------------------
Brasil               (Refer to Business           19th Floor, Room 8,                    None                 Resources and
                          Address)               Rua Libero Badaro 293                                        International
                                                   Sao Paulo, Brazil

Holdings Brasil      (Refer to Business           20th Floor, Suite 5,                   None                International and
                          Address)               Rua Libero Badaro 293                                          Resources
                                                   Sao Paulo, Brazil

International        (Refer to Business          200 First Street S.E.                   None                   Resources
                          Address)              Cedar Rapids, Iowa 52401

AERR                 (Refer to Business             Clarendon House,                     None                 International
                          Address)                  2 Church Street,
                                                Hamilton HM 11, Bermuda

New Zealand          (Refer to Business           Level 2, NZPP House,                   None                 International
                          Address)                  15 Huron Street,
                                              P.O. Box 33-1247, Takapuna,
                                               Auckland, New Zealand 1332

Catleo               (Refer to Business   Praca Rui Barbosa 80-22 andar/parte       10 MW at one generating     Cataguazes
                          Address)                   CEP 36770-901                  facility.
                                                 Cataguases, MG-Brasil

CENF                 (Refer to Business      Ave. Presidente Vargas, 463-4          9 MW at three generating    Cataguazes
                          Address)             andar/parte CEP 20071-003            facilities; 3 Km of
                                               Rio de Janeiro, RJ-Brasil            transmission lines; and
                                                                                    706 Km of distribution
                                                                                    lines.

CELB                 (Refer to Business         Av. Elpidio de Almeida,             4 Km of transmission lines     Pbpart
                           Address)             1111-Catole, CEP 58104-421          and 2,457 Km of distribution
                                                                                    lines.
                                               Campina Grande, PB-Brasil

Cataguazes           (Refer to Business          Praca Rui Barbosa, 80              45 MW at ten generating    Holdings Brasil and
                           Address)                   CEP 36770-901                 facilites; 935 Km of            Gipar S.A.
                                                 Cataguases, MG-Brasil              transmission lines; and
                                                                                    16,148 Km of distribution
                                                                                    lines.

Energipe             (Refer to Business     Rua Ministro Apolonio Sales, 81,        875 Km of transmission      Energisa S.A.
                          Address)                   Bairro Inacio                  lines and 12,908 Km of
                                          Barbosa 49040-230, Aracaju/Sergipe,       distribution lines.
                                                         Brasil

Grandelight          (Refer to Business            Trident Chambers,                    None                    International
                          Address)              P.O. Box 146, Road Town,
                                            Tortola, British Virgin Islands


                                                                                     Description of
                                                                                    Electric Generation,
                                                                                     Transmission and            Owner(s) /
                                                                                        Distribution             Investor(s)
                                                                                    Facilities and Gas        (Refer to Item 1
      Name of                                           Business                       Distribution           and Item 9(b) for
      Company             Location                      Address                         Facilities              description)
-----------------  -----------------------  -----------------------------------  -----------------------  --------------------------
Anfeng               (Refer to Business      Industrial Demonstration Zone,         One 50 MW coal burning          PPIC
                          Address)                    Gongyi City,                    electric generating
                                                    Henan Province,                          unit.
                                               People's Republic of China

Yongfeng             (Refer to Business      Industrial Demonstration Zone,         One 50 MW coal burning          PPIC
                          Address)                    Gongyi City,                   electric generating
                                                    Henan Province,                          unit.
                                               People's Republic of China

Infratil NZ          (Refer to Business               P.O. Box 320                        None                   New Zealand
                          Address)              Wellington, New Zealand

IEC PTE              (Refer to Business     65 Chulia Street, OCBC Cente, R               None                  International
                          Address)         #31-00, East Lobby, Singapore, RE
                                                         049513

JIES                 (Refer to Business      Yun He Qiao Tu, Wai Huan Road,        Three 12 MW coal burning       IEC PTE
                           Address)                   Jiaxing City,                   electric and steam
                                                   Zhejiang Province,                  generation units.
                                               People's Republic of China

Jinan                (Refer to Business         Hualong Road, East End,             One 6 MW coal burning           PPIC
                          Address)                 Jinan City, 250100                electric generation
                                                   Shandong Province,                       unit.
                                               People's Republic of China

LDM                Puerto Penasco, Sonora,   10611 North Hayden Road, #D106,                None               International *
                           Mexico                 Scottsdale, AZ 85260

Labuan               (Refer to Business               Level 13(E),                          None                    PPIC
                          Address)                 Main Office Tower,
                                                 Financial Park Labuan,
                                            Jalan Merdeka, 87000 Labuan FT,
                                                East Malaysia, Malaysia

PPIC                 (Refer to Business     302 Orchard Road, Tong Building                 None                Grandelight
                          Address)         #18-02B, Singapore 238862, Republic
                                                      of Singapore

Shijiazhuang         (Refer to Business     North Beiguan, Zhengding County,         Two 12 MW coal burning         PPIC
                          Address)         Shijiazhuang City, Hebei Province,         electric generation
                                               People's Republic of China                    units.

Southern Hydro       (Refer to Business       Level 13, 500 Collins Street       419 MW at ten hydro-electric     Alliant Energy
                           Address)                 Melbourne VIC 3000                  stations.                 Southern Hydro
                                                       Australia                                                Australia Pty Ltd.
                                                                                                                and Alliant Energy
                                                                                                                 Hydro Pty Ltd.


                                                                                    Description of
                                                                                    Electric Generation,
                                                                                     Transmission and            Owner(s) /
                                                                                        Distribution             Investor(s)
                                                                                    Facilities and Gas        (Refer to Item 1
      Name of                                           Business                       Distribution           and Item 9(b) for
      Company             Location                      Address                         Facilities              description)
-----------------  -----------------------  -----------------------------------  -----------------------  --------------------------
TIES                 (Refer to Business       B16-17 Tongxiang Economic &          Two 12 MW coal burning          IEC PTE
                           Address)         Development Zone, Tongxiang City,       electric and steam
                                                   Zhejiang Province,                generation units.
                                               People's Republic of China

TrustPower           (Refer to Business            Private Bag 12023             33 hydro-electric generating    UIL and New Zealand
                           Address)              Tauranga, New Zealand               facilities and one
                                                                                  wind farm with a combined
                                                                                        generating
                                                                                    capacity of 424 MW.

UIL                  (Refer to Business              P.O. Box 1867                         None                     New Zealand
                          Address)               Auckland, New Zealand

*       As of December 31, 2000, International had been issued debentures from LDM of approximately $20.0 million.

(b).  State the type and amount of capital invested in the company by the registered holding company, directly or indirectly.
Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or FUCO.  Identify separately any direct or indirect guarantee of a security of the EWG or FUCO by the registered holding company.  Identify any transfers of assets from any system company (other than an EWG or FUCO) to an affiliate EWG or FUCO.  State the market value at the time of the transfer, the book value and the sale price of the transferred asset.

                                       Capital Invested
                   -----------------------------------------------------
                                                                                       Debt, Guarantees or             Transfer of
Name of                                                    Amount                Other Financial Obligation              assets
Company                  Security                      (in thousands)                  (in thousands)                to EWG or FUCO
-----------------  ----------------------------   ----------------------  ----------------------------------------------------------
Brasil             1,366,486 Quotas                            $750                            None                      None
Holdings Brasil    623,846,134 Quotas                         350,492                          None                      None
International      1,000 Common Shares                        30,489              Inter-company borrowings from:         None
                                                                               Investments of $399,950; Money pool
                                                                                   borrowings from Resources of
                                                                                $207,772 (*); Resources of $1,004;
                                                                               Corporate Services of $29; and IESU
                                                                                              of $3
AERR               120 Common Shares                            750                            None                      None
New Zealand        24,858,503 Ordinary Shares                 99,847                           None                      None
Catleo             13,149,996 Common Shares                    6,773                           None                      None
CENF               57,347,866 Common Shares                    9,512                           None                      None
CELB               83,974 Common Shares;
                   18,810 Preferred Shares                    46,448                           None                      None
Cataguazes         35,310,361,614 Common Shares;             147,533                           None                      None
                   39,580,055,856 Preferred A Shares
Energipe           42,187 Common Shares;                     246,882                           None                      None
                   2,388 Preferred Shares
Grandelight        99,900 Registered Shares                   50,775                           None                      None
Anfeng             Registered Capital                          6,748                           None                      None
Yongfeng           Registered Capital                          6,748                           None                      None


                                      Capital Invested
                   ----------------------------------------------------------
                                                                                       Debt, Guarantees or             Transfer of
Name of                                                    Amount                Other Financial Obligation              assets
Company                  Security                      (in thousands)                  (in thousands)                to EWG or FUCO
-----------------  ----------------------------   ----------------------  ----------------------------------------------------------
Infratil NZ        19,121,200 Ordinary Shares;                13,904                           None                      None
                   1,912,120 $1.40 Warrants
IEC PTE            25,000 Ordinary Shares                     24,072                           None                      None
JIES               Registered Capital                         13,119                           None                      None
Jinan              Registered Capital                          3,525                           None                      None
LDM                **                                           **                             None                      None
Labuan             3 Ordinary Shares                            --                             None                      None
PPIC               34,224,948 $1.00 Ordinary                  62,285                           None                      None
                   Shares, fully paid; 43,695,652
                   $1.00 Ordinary Shares, $0.51
                   paid up
Shijiazhuang       Registered Capital                          6,192                           None                      None
Southern Hydro     Not applicable                             60,619                           None                      None
TIES               Registered Capital                          7,230                           None                      None
TrustPower         34,954,446 Ordinary Shares                 65,500                           None                      None
UIL                100 Ordinary Shares                          --                             None                      None

*     Alliant Energy has entered into an agreement dated October 30, 1998 with Resources which provides support for Resources' commercial paper program.
**    As of December 31, 2000, International had been issued debentures from LDM of approximately $20.0 million.

(c). State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.

    Name of             Ratio of Debt to Common
    Company                   Equity (*)                2000 Earnings/(Losses)
------------------  -------------------------------  ---------------------------
Brasil                            0%                           ($335,729)
Holdings Brasil                   0%                           (461,832)
International                  14,816%                        (17,731,667)
AERR                              0%                               --
New Zealand                       0%                           7,881,345
Catleo                            0%                             32,226
CENF                              2%                           2,881,205
CELB                             60%                           1,231,681
Cataguazes                       47%                          40,348,886
Energipe                         47%                           6,423,858
Grandelight                       0%                            (85,333)
Anfeng                            0%                           2,073,623
Yongfeng                          0%                           2,673,045
Infratil NZ                      137%                       15,495,188 (**)
IEC PTE                           0%                           2,829,277
JIES                              0%                           1,391,667
Jinan                             0%                           (144,545)
LDM                            347,370%                            --
Labuan                            0%                           1,481,857
PPIC                              0%                             36,693
Shijiazhuang                      0%                           (807,049)
Southern Hydro                   86%                           2,663,432
TIES                              0%                           1,554,392
TrustPower                       32%                        13,393,216 (**)
UIL                               0%                            -- (***)

*    Intercompany debt has been excluded from the calculation of this ratio.
**   Represents earnings for the 2000 fiscal year (twelve months ended
     March 31, 2000).
***  Represents earnings for the nine months ended December 31, 2000.

(d). Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).

None.

Part II. Submit as Exhibit H an organizational chart showing the relationship of each EWG and FUCO to other system companies. If the company is a subsidiary of the registered holding company, submit the financial data required in Exhibit I.

With regards to Exhibit H, FUCOs are noted as such in Item 1. System Companies and Investments Therein as of December 31, 2000.

Refer to Exhibit I for the required financial data.

Part III. State the registered holding company's aggregate investment in EWGs and FUCOs, respectively. Also state the ratio of aggregate investment to the aggregate capital investment of the registered holding company in its domestic public-utility subsidiary companies.

Aggregate Investment in    Aggregate Capital Investment in Domestic
    EWG's and FUCOs              Public-Utility Subsidiaries
     (in thousands)                     (in thousands)                  Ratio
------------------------   ----------------------------------------  -----------

        $254,458                        $1,471,843                       17%


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

The following items listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.

Consolidating Financial Statements and Notes
--------------------------------------------

Exhibits
--------

Refer to Exhibit F for a listing of the Financial Statement exhibits.

Pursuant to Exhibit A, the combined Annual Report on Form 10-K for the year ended December 31, 2000, for Alliant Energy, IESU and WP&L is incorporated herein by reference.

The following Exhibits are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference.

Exhibits
--------

Exhibit A
---------
   A.1* Annual Report of Alliant Energy on Form 10-K for the year ended December 31, 2000 (Incorporated by reference to File No. 1-9894)

   A.2 Annual Report to Shareowners for Alliant Energy for the year ended December 31, 2000 (Filed under cover of Form SE)

   A.3* Annual Report of IESU on Form 10-K for the year ended December 31, 2000 (Incorporated by reference to File No. 0-4117-1)

   A.4* Annual Report of WP&L on Form 10-K for the year ended December 31, 2000 (Incorporated by reference to File No. 0-337)

Exhibit B
---------
Items for Exhibit B for Alliant Energy, IESU and WP&L are incorporated herein by reference to the combined Annual Report on 10-K for the year ended December 31, 2000.

   B.1* Restated Certificate of Incorporation of IPC as originally filed April 18, 1925 and as amended effective through October 21, 1993 (incorporated by reference to Exhibit 3.(i).1 to IPC's Form 10-K for the year ended December 31, 1996)

   B.2*   Certificate of Amendment to the Restated Certificate of
          Incorporation of IPC, effective March 4, 1997 (incorporated by reference to Exhibit 3.(i).2 to IPC's Form 10-K for the year ended December 31, 1996)

   B.3    Bylaws of IPC, as amended, effective as of January 30, 2001

   B.4* Articles of Incorporation of Corporate Services, dated December 8, 1997 (incorporated by reference to Exhibit B.13 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.5* Articles of Amendment to Articles of Incorporation of Corporate Services, effective as of January 29, 1999 (incorporated by reference to Exhibit B.14 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.6* Bylaws of Corporate Services, effective as of January 28, 1999 (incorporated by reference to Exhibit B.15 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.7* Articles of Incorporation of Resources, effective as of January 11, 1988 (incorporated by reference to Exhibit B.16 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.8* Articles of Merger, Merging IES Diversified Inc. with and into Resources, effective as of April 21, 1998 (incorporated by reference to Exhibit B.17 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.9* Articles of Amendment to Articles of Incorporation of Resources, effective as of April 23, 1998 (incorporated by reference to Exhibit
          B.18 to Alliant Energy's Form U5S for the year ended December 31,
          1998)

   B.10* Articles of Amendment to Articles of Incorporation of Resources, effective as of December 9, 1998 (incorporated by reference to Exhibit B.19 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.11   Bylaws of Resources, as amended, effective as of January 30, 2001

Exhibit C
---------
Items for Exhibit C for Alliant Energy, IESU and WP&L are incorporated herein by reference to the combined Annual Report on 10-K for the year ended December 31, 2000.

Exhibit D
---------
Tax Allocation Agreement

Exhibit E
---------
None

Exhibit F
---------
F.1     Report of Independent Public Accountants

The following exhibits are filed under cover of form SE:

    F.2      Alliant Energy Consolidating Statement of Income for the year ended December 31, 2000
    F.3      Alliant Energy Consolidating Balance Sheet as of December 31, 2000
    F.4      Alliant Energy Consolidating Statement of Cash Flows for the year ended December 31, 2000
    F.5      Alliant Energy Consolidating Statement of Retained Earnings for the year ended December 31, 2000
    F.6      Resources Consolidating Statement of Income for the year ended December 31, 2000
    F.7      Resources Consolidating Balance Sheet as of December 31, 2000
    F.8      Resources Consolidating Statement of Cash Flows for the year ended December 31, 2000
    F.9      Resources Consolidating Statement of Retained Earnings for the year ended December 31, 2000
    F.10     ISCO Consolidating Statement of Income for the year ended December 31, 2000
    F.11     ISCO Consolidating Balance Sheet as of December 31, 2000
    F.12     ISCO Consolidating Statement of Cash Flows for the year ended December 31, 2000
    F.13     ISCO Consolidating Statement of Retained Earnings for the year ended December 31, 2000
    F.14     International Consolidating Statement of Income for the year ended December 31, 2000
    F.15     International Consolidating Balance Sheet as of December 31, 2000
    F.16     International Consolidating Statement of Cash Flows for the year ended December 31, 2000
    F.17     International Consolidating Statement of Retained Earnings for the year ended December 31, 2000
    F.18     Investments Consolidating Statement of Income for the year ended December 31, 2000
    F.19     Investments Consolidating Balance Sheet as of December 31, 2000
    F.20     Investments Consolidating Statement of Cash Flows for the year ended December 31, 2000
    F.21     Investments Consolidating Statement of Retained Earnings for the year ended December 31, 2000
    F.22     Transportation Consolidating Statement of Income for the year ended December 31, 2000
    F.23     Transportation Consolidating Balance Sheet as of December 31, 2000
    F.24     Transportation Consolidating Statement of Cash Flows for the year ended December 31, 2000
    F.25     Transportation Consolidating Statement of Retained Earnings for the year ended December 31, 2000

Exhibit G
---------
Beginning with 2001 filings, Financial Data Schedules are no longer required due to changes to Securities and Exchange Commission rules.

Exhibit H
---------
FUCOs are noted as such in Item 1. System Companies and Investments Therein as of December 31, 2000.

Exhibit I
---------
FUCO Financial Statements

International is organized as a holding company for international investments of Alliant Energy. The assets of International are primarily debt and equity investments in their subsidiary companies. In 2000, International had $3.2 million of operating expenses.

Documents incorporated by reference to filings made by Alliant Energy under the Securities Exchange Act of 1934, as amended, and the Public Utility Holding Company Act of 1935 are under File No. 1-9894. Documents incorporated by reference to filings made by IESU under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1. Documents incorporated by reference to filings made by WP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-337. Documents incorporated by reference to filings made by IPC under the Securities Exchange Act of 1934, as amended, are under File No. 1-3632.

                                   SIGNATURE


The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


ALLIANT ENERGY CORPORATION


By: /s/ John E. Kratchmer
   ------------------------
John E. Kratchmer
Corporate Controller and Chief Accounting Officer

Date:  May 1, 2001

                                 EXHIBIT INDEX
                                 -------------

    Exhibits      Description
   --------      -----------
      23         Consent of Independent Public Accountants
      B.3        Bylaws of IPC, as amended, effective as of January 30, 2001
     B.11        Bylaws of Resources, as amended, effective as of January 30, 2001
       D         Tax Allocation Agreement
      F.1        Report of Independent Public Accountants
      F.2        Alliant Energy Consolidating Statement of Income for the year ended December 31, 2000
      F.3        Alliant Energy Consolidating Balance Sheet as of December 31, 2000
      F.4        Alliant Energy Consolidating Statement of Cash Flows for the year ended December 31, 2000
      F.5        Alliant Energy Consolidating Statement of Retained Earnings for the year ended December 31, 2000
      F.6        Resources Consolidating Statement of Income for the year ended December 31, 2000
      F.7        Resources Consolidating Balance Sheet as of December 31, 2000
      F.8        Resources Consolidating Statement of Cash Flows for the year ended December 31, 2000
      F.9        Resources Consolidating Statement of Retained Earnings for the year ended December 31, 2000
     F.10        ISCO Consolidating Statement of Income for the year ended December 31, 2000
     F.11        ISCO Consolidating Balance Sheet as of December 31, 2000
     F.12        ISCO Consolidating Statement of Cash Flows for the year ended December 31, 2000
     F.13        ISCO Consolidating Statement of Retained Earnings for the year ended December 31, 2000
     F.14        International Consolidating Statement of Income for the year ended December 31, 2000
     F.15        International Consolidating Balance Sheet as of December 31, 2000
     F.16        International Consolidating Statement of Cash Flows for the year ended December 31, 2000
     F.17        International Consolidating Statement of Retained Earnings for the year ended December 31, 2000
     F.18        Investments Consolidating Statement of Income for the year ended December 31, 2000
     F.19        Investments Consolidating Balance Sheet as of December 31, 2000
     F.20        Investments Consolidating Statement of Cash Flows for the year ended December 31, 2000
     F.21        Investments Consolidating Statement of Retained Earnings for the year ended December 31, 2000
     F.22        Transportation Consolidating Statement of Income for the year ended December 31, 2000
     F.23        Transportation Consolidating Balance Sheet as of December 31, 2000
     F.24        Transportation Consolidating Statement of Cash Flows for the year ended December 31, 2000
     F.25        Transportation Consolidating Statement of Retained Earnings for the year ended December 31, 2000
       I         FUCO Financial Statements